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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

PIXELWORKS, INC.,
a Oregon corporation;

NIGHTHAWK ACQUISITION CORP.,
a Delaware corporation;

NDSP DELAWARE, INC.,
a Delaware corporation;

and

CERTAIN STOCKHOLDERS OF NDSP DELAWARE, INC.

Dated as of December 6, 2001

EXHIBITS

Exhibit A	—	Designated Stockholders
Exhibit B	—	Certain definitions
Exhibit C	—	Form of Voting Agreement
Exhibit D	—	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit E	—	Form of Escrow Agreement
Exhibit F	—	Forms of tax representation letters
Exhibit G	—	Pre-Closing Period Funding Letter Agreement
Exhibit H	—	Form of Employee Nondisclosure and Development Agreement
Exhibit I	—	Form of Registration Rights Agreement
Exhibit J	—	Form of Release, Waiver and Termination of Rights and Agreements
Exhibit K	—	Form of Parent Employee Offer Letter
Exhibit L	—	Individuals to Sign Parent Employee Offer Letter

i

2.20	Employee Benefit Plans	18
2.21	Environmental Matters	19
2.22	Warranties; Products Claims	21
2.23	Tax Matters	21
2.24	Insurance	24
2.25	Minute Books; Stock Record Books	24
2.26	Brokers' or Finders' Fees	24
2.27	Material Customers and Suppliers	24
2.28	Bank Accounts; Powers of Attorney	25
2.29	Books and Records	25
2.30	Intellectual Property Rights	25
2.31	Sales Representatives and Other Sales Agents/Sales Offices	27
2.32	Information Furnished	27
2.33	Export Control	27
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGERSUB	28
3.1	Due Organization	28
3.2	Authorization and Effect of Agreement	28
3.3	No Violations; Consents and Approvals	28
3.4	Capitalization	29
3.5	Merger Consideration Shares	29
3.6	Litigation	29
3.7	No Prior Activities	29
3.8	Parent SEC Filings and Financial Statements	29
3.9	Tax Matters	30
SECTION 4.	CERTAIN COVENANTS OF THE COMPANY	30
4.1	Inspection	30
4.2	Financial Statements	30
4.3	Interim Operations of the Company and its Subsidiaries	30
SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	33
5.1	Filings and Consents	33
5.2	California Permit; Fairness Hearing; Registration Rights and Sales of Parent Common Stock	33
5.3	Company Stockholder Meeting	35
5.4	Acquisition Proposals	35

5.5	Notice of Developments	36
5.6	Public Announcements	36
5.7	Notice of Breach	36
5.8	Continuation of Insurance Coverage	36
5.9	Updating Schedules	36
5.10	Third Party Consents	36
5.11	Confidentiality	37
5.12	Reorganization Treatment	37
5.13	Company Options	37
5.14	Listing of Parent Common Stock	37
5.15	FIRPTA	38
5.16	Best Efforts	38
5.17	Employee Nondisclosure and Development Agreement	38
5.18	Termination of Investor Rights Agreements	38
5.19	Warrants	38
5.20	Indemnification of Directors and Officers of the Company	38
5.21	Termination of 401(k) Plan	38
5.22	Pre-Closing Funding of Company's Operations by Parent.	38
5.23	Directors and Officers	39
SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERSUB	39
6.1	Accuracy of Representations	39
6.2	Performance of Covenants	39
6.3	Stockholder Approval	39
6.4	Consents	39
6.5	Agreements and Documents	39
6.6	FIRPTA Compliance	39
6.7	No Restraints	39
6.8	No Legal Proceedings	40
6.9	Securities Act Exemption	40
SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	40
7.1	Accuracy of Representations	40
7.2	Performance of Covenants	40
7.3	Stockholder Approval	40

7.4	Agreements and Documents	40
7.5	Listing	40
7.6	No Restraints	40
SECTION 8.	TERMINATION	41
8.1	Termination Events	41
8.2	Termination Procedures	41
8.3	Effect of Termination	41
SECTION 9.	INDEMNIFICATION, ETC.	41
9.1	Survival of Representations, Etc.	41
9.2	Indemnification	42
9.3	Exclusive Remedy	42
9.4	No Contribution	42
9.5	Defense of Third Party Claims	42
9.6	Exercise of Remedies by Indemnitees Other Than Parent	43
SECTION 10.	MISCELLANEOUS PROVISIONS	43
10.1	Stockholders' Agent	43
10.2	Further Assurances	45
10.3	Fees and Expenses	45
10.4	Attorneys' Fees	45
10.5	Notices	45
10.6	Time of the Essence	46
10.7	Headings	46
10.8	Counterparts	46
10.9	Governing Law	46
10.10	Successors and Assigns	46
10.11	Remedies Cumulative; Specific Performance	46
10.12	Waiver	47
10.13	Amendments	47
10.14	Severability	47
10.15	Parties in Interest	47
10.16	Entire Agreement	47
10.17	Waiver of Jury Trial	47
10.18	Construction	47

AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of December 6, 2001, by and among: PIXELWORKS, INC., an Oregon corporation ("Parent"); NIGHTHAWK ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("MergerSub"); NDSP DELAWARE, INC., a Delaware corporation (the "Company"); the parties identified on Exhibit A (the "Designated Stockholders"). The Designated Stockholders are sometimes referred to collectively in this Agreement as the "Signing Stockholders." Certain other capitalized terms used in this Agreement and not otherwise defined herein are set forth in Exhibit B.

RECITALS

        A.    Parent, MergerSub and the Company intend to effect a merger of MergerSub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, MergerSub will cease to exist, and the Company will become a wholly owned subsidiary of Parent. Following the Merger, Parent intends to cause Company to merge into Parent.

        B.    It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        C.    This Agreement has been approved by the respective boards of directors of Parent, MergerSub and the Company.

        D.    The Designated Stockholders own a total of (i) 6,402,721 shares of the Common Stock ($0.001 par value) of the Company ("Company Common Stock") constituting at least 97% of the outstanding Company Common Stock as of the date hereof; and (ii) 12,785,921shares of the Series A Preferred Stock ("Series A Preferred Stock") and Series B Preferred Stock (the "Series B Preferred Stock") of the Company, collectively, constituting at least 99% of the outstanding preferred stock of the Company as of the date hereof. The Company Common Stock, Series A Preferred Stock, and Series B Preferred Stock being referred to collectively as "Company Capital Stock".

        E.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, the Designated Stockholders are executing and delivering to Parent voting agreements ("Voting Agreements") of even date herewith substantially in the form of Exhibit C.

AGREEMENT

        The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

        1.1    Merger of MergerSub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), MergerSub shall be merged with and into the Company, and the separate existence of MergerSub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effect of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

        1.3    Closing; Effective Time.    The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ater Wynne LLP, 222 S.W. Columbia Street, Suite 1800, Portland, Oregon 97201 at a time and date to be specified by the parties, but in any event shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of these conditions), or January 3, 2002, or at such time, date or place as agreed to in writing by the Company, Parent and MergerSub (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws; Directors and Officers.    Unless otherwise determined by Parent and the Company prior to the Effective Time:

          (a)  the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit D;

          (b)  the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of MergerSub as in effect immediately prior to the Effective Time; and

          (c)  the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are the directors and officers of the MergerSub immediately prior to the Effective Time, together with such additional individuals as Parent may designate.

        1.5    Conversion of Shares.

          (a)  Subject to Sections 1.8(e) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, MergerSub, the Company or any Stockholder of the Company:

              (i)  each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a fraction of a share of Common Stock of Parent ("Parent Common Stock") equal to the Common Exchange Ratio;

            (ii)  each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a fraction of a share of Parent Common Stock equal to the Series A Exchange Ratio;

          (iii)  each share of Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a fraction of a share of Parent Common Stock equal to the Series B Exchange Ratio; and

            (iv)  each share of the common stock ($0.001 par value) of MergerSub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (b)  For purposes of this Agreement:

              (i)  "Common Exchange Ratio" shall be the sum of (A) the Common Liquidation Ratio, and (B) the Capital Stock Participation Ratio.

            (ii)  "Common Liquidation Ratio" shall be the fraction: (A) having a numerator equal to the Common Stock Preference Price; and (B) having denominator equal to the Average Parent Stock Price.

          (iii)  "Common Stock Preference Price" equals $0.048.

            (iv)  "Series A Exchange Ratio" shall be the sum of (A) the Series A Liquidation Ratio, and (B) the Capital Stock Participation Ratio.

            (v)  "Series B Exchange Ratio" shall be the sum of (A) the Series B Liquidation Ratio, and (B) the Capital Stock Participation Ratio.

            (vi)  If the Merger Consideration Amount is less than the Aggregate Liquidation Preference, the "Series A Liquidation Ratio" shall be the fraction: (A) having a numerator equal to the product of $0.94 multiplied by the Series Preferred Liquidation Ratio; and (B) having a denominator equal to the Average Parent Stock Price. If the Merger Consideration Amount is equal to or greater than the Aggregate Liquidation Preference, the "Series A Liquidation Ratio" shall be the fraction: (A) having a numerator equal to $0.94; and (B) having a denominator equal to the Average Parent Stock Price.

          (vii)  If the Merger Consideration Amount is less than the Aggregate Liquidation Preference, the "Series B Liquidation Ratio" shall be the fraction: (A) having a numerator equal to the product of $2.12 multiplied by the Series Preferred Liquidation Ratio; and (B) having a denominator equal to the Average Parent Stock Price. If the Merger Consideration Amount is equal to or greater than the Aggregate Liquidation Preference, the "Series B Liquidation Ratio" shall be the fraction: (A) having a numerator equal to $2.12; and (B) having a denominator equal to the Average Parent Stock Price.

        (viii)  The "Series Preferred Liquidation Ratio" shall be the fraction: (A) having a numerator equal to the amount by which the Merger Consideration exceeds the Common Liquidation Preference; and (B) having a denominator equal to the Series Preferred Liquidation Preference.

            (ix)  "Merger Consideration Amount" shall mean the product of (A) the Average Parent Stock Price, and (B) the Aggregate Merger Shares.

            (x)  The "Aggregate Merger Shares" shall mean the whole number of shares of Parent Common Stock equal to (A) one million two hundred thousand (1,200,000) shares of Parent Common Stock, subject to any adjustment as provided under Section 1.5(e), less (B) the whole number of shares represented by the fraction: (a) having a numerator equal to the amount of Excess Transaction Costs (as defined in Section 10.3), and (b) having a denominator equal to the Average Parent Stock Price. For the purpose of the calculation set forth under this Section 1.5, the Excess Transaction Costs shall be the lower of (i) $500,000, or (ii) the amount of Excess Transaction Costs calculated in accordance with Section 10.3 hereunder.

            (xi)  The "Common Liquidation Preference" shall mean the product of (A) the Common Stock Preference Price, and (B) the aggregate number of shares of Company Common Stock that are outstanding immediately prior to the Effective Time.

          (xii)  The "Series Preferred Liquidation Preference" shall be the sum of (A) the product of $0.94 and the aggregate number of shares of Series A Preferred Stock that are outstanding immediately prior to the Effective Time, and (B) the product of $2.12 and the aggregate number of shares of Series B Preferred Stock that are outstanding immediately prior to the Effective Time.

        (xiii)  If the Merger Consideration Amount is equal to or less than the Aggregate Liquidation Preference, the "Capital Stock Participation Ratio" shall be zero (0). If the Merger Consideration Amount is greater than the Aggregate Liquidation Preference, the "Capital Stock Participation Ratio" shall be the fraction: (A) having a numerator equal to the amount by which the Merger Consideration Amount exceeds the Aggregate Liquidation

    Preference; and (B) having a denominator equal to the product of Aggregate Common Equivalent Number multiplied by the Average Parent Stock Price.

          (xiv)  "Aggregate Liquidation Preference" shall mean the sum of (A) the Common Liquidation Preference, and (B) the Series Preferred Liquidation Preference.

          (xv)  The "Aggregate Common Equivalent Number" shall be the sum of (A) aggregate number of shares of Company Common Stock that are outstanding immediately prior to the Effective Time, (B) aggregate number of shares of Series A Preferred Stock that are outstanding immediately prior to the Effective Time, and (C) aggregate number of shares of Series B Preferred Stock that are outstanding immediately prior to the Effective Time.

          (xvi)  The "Average Parent Stock Price" shall be the average of the closing prices of a share of Parent Common Stock, as reported on the Nasdaq National Market, for the twenty consecutive trading days ending on the trading day two trading days preceding the Closing Date.

        (xvii)  All calculation required under the definitions set forth in this Section 1.5 shall be rounded to five decimal places.

          (c)  If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

          (d)  A portion of the shares of Parent Common Stock issued pursuant to Section 1.5(a) above in the Merger shall be delivered into escrow and held as specified in Section 1.8 hereof.

          (e)  In the event Parent at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the Average Parent Stock Price and the number of shares of Parent Stock under Section 1.5(b)(x) shall be appropriately adjusted.

        1.6    Stock Options and Warrants.    Prior to the Closing Date, the vesting of each stock option that is then outstanding under the Company's 1999 Equity Incentive Plan, whether vested or unvested (a "Company Option"), shall be accelerated pursuant to the terms (as in effect as of the date of this Agreement) of the Company's 1999 Equity Incentive Plan (the "Company Option Plan") and the stock option agreement by which such Company Option is evidenced and unless exercised at or immediately prior to the Closing Date, each such Company Option shall be cancelled, expired, or otherwise terminated at the Closing Date in accordance with the Company Option Plan. Any other stock option or warrants that are outstanding immediately prior to the Closing Date, shall be cancelled, terminated or otherwise expired effective at or immediately prior to the Closing Date. The Company and Parent shall take all action that may be necessary (under the Company Option Plan and otherwise) to effectuate the provisions of this Section 1.6.

        1.7    Closing of the Company's Transfer Books.    At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the

Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

        1.8    Exchange of Certificates; Escrow Shares.

          (a)  As soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock.

          (b)  Upon surrender of a Company Stock Certificate to Parent by a Company stockholder that does not perfect its appraisal rights pursuant to Section 1.9 (a "Merger Stockholder") for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent (including the executed Registration Rights Agreement referred to in Section 5.2), Parent shall cause to be delivered (i) to such Merger Stockholders a certificate representing the number of whole shares of Parent Common Stock (reduced by the amount of Escrow Shares (as defined in clause (ii) below)) that such Merger Stockholder has the right to receive pursuant to the provisions of Section 1.5, and cash in lieu of any fractional share of Parent Common Stock, and (ii) to the escrow agent under the escrow agreement substantially in the form of Exhibit E hereto (the "Escrow Agreement"), registered in the name of Embassy & Co., as nominee of escrow agent for the benefit of each of the Merger Stockholders, a certificate representing the number of shares of Parent Common Stock (the "Escrow Shares") derived by multiplying fifteen percent (15%) by the number of shares of Parent Common Stock that such Merger Stockholder otherwise has the right to receive pursuant to the provisions of Section 1.5, and rounding down to the nearest whole share of Parent Common Stock. In order to facilitate the deposit of Escrow Shares with the escrow agent, Parent may deposit with the escrow agent one certificate representing the aggregate Escrow Shares issuable upon the Merger and the appropriate entries shall be reflected on the books and records of Parent and with the escrow agent to note the number of corresponding Escrow Shares that each Merger Stockholder is the record and beneficial holder for all purposes subject to the terms and conditions set forth in the Escrow Agreement.

          (c)  Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1 (less any Escrow Shares deposited with the escrow agent pursuant to this Section 1.8). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (d)  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (e)  No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Average Parent Stock Price.

          (f)    The shares of Parent Common Stock to be issued in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

          (g)  Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (h)  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

          (i)    The Escrow Shares shall be maintained in an escrow fund (the "Escrow Fund") for purposes of satisfying claims brought pursuant to Section 9 and for the period of time set forth in the Escrow Agreement.

        1.9    Appraisal Rights.

          (a)  Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company for which the holder thereof has demanded an appraisal of their value in accordance with Section 262 of the Delaware General Corporation Law or (to the extent applicable) Chapter 13 of the California Corporations Code ("Dissenting Shares") shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(e)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the Delaware General Corporation Law or (to the extent applicable) Chapter 13 of the California Corporation Code ("CCC"); provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(e)).

          (b)  The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase Dissenting Shares pursuant to Section 262 of the Delaware General Corporation Law or (to the extent applicable) Chapter 13 of the CCC and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Delaware General Corporation Law or (to the extent applicable) the CCC, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

        1.10    Tax Consequences.    For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding anything contained herein to the contrary, neither party is making any representation to the other party that the Merger and the transactions contemplated hereby will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

        1.11    Further Action.    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such lawful and necessary action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to the Company's Disclosure Schedules attached hereto (which schedules identify by specific Section number the exceptions thereto), the Company hereby represents and warrants to Parent and MergerSub as follows (with the understanding that Parent and MergerSub are relying materially on each such representation and warranty in entering into and performing this Agreement):

        2.1    Capitalization; Ownership of Shares; No Liens on Shares.    The authorized capital stock of the Company consists of (i) 43,000,000 shares of Company Common Stock, par value $0.001, of which [6,502,721] shares are issued and outstanding as of the close of business on the date hereof, and (ii) 23,000,000 shares of Company Preferred Stock, par value $0.001, 7,127,545 shares of which are designated as Series A Preferred Stock, 6,436,056 of which are issued and outstanding as of the date hereof, and 13,000,000 shares of which are designated as Series B Preferred stock, 6,118,723 of which are issued and outstanding as of the date hereof. Except as set forth in this Section 2.1 and except as set forth in Schedule 2.1, there are no other outstanding shares of capital stock or voting securities, and no outstanding commitments to issue any shares of capital stock or voting securities. All of such issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. All of such shares of Company Capital Stock as of the date hereof are set forth on Schedule 2.1 and all such shares are owned of record by the holders as set forth on Schedule 2.1. None of such shares of Company Capital Stock were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person.

        Except with respect to the liquidation preference of the Company Common Stock and Company Preferred Stock as described in Section 1.5 above, no liquidation or distribution preferences,

anti-dilution adjustments or rights or other rights of any of the holders of Company Preferred Stock have been triggered or affected, or shall be triggered or affected, by the execution of this Agreement or the consummation of the Merger or the other transaction contemplated hereby or by any other actions or circumstances. Under the Company's Amended and Restated Certificate of Incorporation and the agreements among the Company and its stockholders, the shares of Company Preferred Stock and Company Common Stock are convertible into the Parent Common Stock according to the proportions allocated to the Company Preferred Stock and the Company Common Stock as described in Section 1.5.

        As of the date of this Agreement, 4,320,000 shares of Company Common Stock are reserved pursuant to the Company Option Plan, 192,721 shares of which have been issued pursuant to the exercise of options or the issuance of shares of Company Common Stock under the Company Option Plan and are reflected in the Company Common Stock outstanding number above, [3,246,664] shares of Company Common Stock are issuable in connection with the exercise of the Company stock options issued and outstanding as of the date hereof pursuant to the Company Option Plan ("Company Stock Options"), and [880,615] shares are available for future issuance under the Company Option Plan. Except as set forth in this Section 2.1 and except as set forth on Schedule 2.1, as of the date hereof, there are no outstanding options, warrants, calls, subscriptions, conversion, exchange or other similar rights, agreements or commitments to acquire from the Company any shares of capital stock or any other securities convertible into, exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or that obligate the Company to grant, accelerate, extend, accelerate the vesting of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 2.1, there are no stockholder agreements, voting trusts or other agreements to which the Company or, to the knowledge of the Company, any Stockholder is a party or to which the Company or, to the knowledge of the Company, any Stockholder, is bound relating to the voting of any shares of capital stock of the Company. The Company has not issued any stock appreciation rights or other rights related to equity participation, and the Company has no debt instruments outstanding that have any voting rights. Schedule 2.1 sets forth true and complete information, as of the date hereof, regarding the name of the option holder, type of option, current exercise price, the date of grant, vesting schedule and the number of Company Stock Options granted to each holder of Company Stock Options. Following the Effective Time, no holder of Company Stock Options will have any right to receive shares of common stock or any other capital stock of Parent or of the Surviving Corporation upon exercise of any Company Options or warrants.

        2.2    Due Organization.    The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease or otherwise hold its assets and properties and to carry on its business as presently conducted. The Company and each Subsidiary of the Company is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 2.2, which jurisdictions represent every jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to Parent true and correct copies of the Company's certificate of incorporation and bylaws as in effect on the date hereof, and the charter documents of each of its Subsidiaries as in effect on the date hereof. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of their respective bylaws or charter documents.

        2.3    Subsidiaries.

          (a)  Schedule 2.3 sets forth (i) the name of each Subsidiary of the Company, (ii) the name of each corporation, partnership, joint venture or other entity (other than Subsidiaries of the Company) in which the Company has, or has the right to acquire, an equity or other ownership interest and (iii) the capitalization of the foregoing and the percentage of equity or other ownership interests therein held by the Company or by any of its Subsidiaries.

          (b)  All of the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights or federal or state securities law. The Company is the owner of all outstanding shares of capital stock of each of its Subsidiaries and all such outstanding shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each subsidiary are owned by the Company or such Subsidiary of record and beneficially free and clear of any liens, restrictions, pledges, security interests, claims, rights of another or encumbrances of any nature whatsoever ("Liens").

          (c)  There are no outstanding options, warrants, calls, puts, subscriptions, conversion, exchange or other similar rights, agreements or commitments obligating any of the Subsidiaries of the Company to issue any additional shares of capital stock or other ownership interests of such Subsidiary or any other securities convertible into or exchangeable for or evidencing the right to subscribe for any shares of such capital stock or other ownership interests or obligating the Company or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any of their respective shares of capital stock or other ownership interests of such Subsidiary.

          (d)  "Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization are directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

        2.4    Authority; Absence of Conflicts.

          (a)  The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the Merger, have been duly approved by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (other than in respect of the Merger and this Agreement, the Company Requisite Vote as defined below). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by each of Parent and MergerSub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          (b)  The Board of Directors of the Company has taken all corporate actions required to be taken by the Board of Directors of the Company for the consummation of the transactions contemplated hereby (including the Merger) and has resolved (i) this Agreement and the transactions contemplated hereby, including the Merger, taken together, to be advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has directed that this Agreement be submitted to the stockholders of the Company for their approval. The affirmative approval of the holders of shares of (i) a majority of Company Common Stock and (ii) a majority of Company's Series A Preferred Stock and Company's Series B Preferred Stock ("Series Preferred Stock") voting as a class, and (iii) a majority of Company Common Stock and Series Preferred Stock, voting together as a class as required by the Company's Amended and Restated Certificate of Incorporation, Delaware General Corporation Law and the California Corporations Code (the "Company Requisite Vote") are the only votes necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

          (c)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) conflict with or result in a breach of the certificate of incorporation or bylaws of the Company as in effect on the date hereof, or the charter documents or bylaws of its Subsidiaries as in effect on the date hereof, nor (ii) conflict with or result in a material breach of or default (with or without notice, lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under any material agreement, understanding, arrangement, commitment, indenture, contract, lease, sublease, loan agreement, note or other material document or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (or to which the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries are subject), nor (iii) result in the creation of any Liens on the assets, capital stock or properties of the Company or any of its Subsidiaries, nor (iv) conflict with, violate or result in a material breach of or constitute a material default under any Law or Order to which the Company, any of its Subsidiaries or any of the Company's or any of its Subsidiaries' assets or properties are subject, nor (v) require the Company or any of its Subsidiaries to give notice to, or obtain any material authorization, approval, order, license, franchise, declaration, or consent of, or make any material filing with, any third person, including, without limitation, any Governmental Entity, other than such filings as may be required under the Securities Act, state securities or blue sky laws, the filing of the Certificate of Merger with the Delaware Secretary of State, and other than the consents and approvals identified on Schedule 2.4.

          (d)  The Company and its Subsidiaries has timely filed all forms, statements and documents required to be filed by the SEC and under any applicable state securities laws (including applicable blue sky laws) except as set forth in Schedule 2.4, which filings shall be made by Company prior to Closing.

        2.5    Financial Statements.

          (a)  The Company has previously delivered to Parent a true and correct copy of each of the following financial statements of the Company:

              (i)  The unaudited consolidated balance sheet ("Interim Balance Sheet") and related statement of operations and cash flows of the Company and its Subsidiaries as of and for the ten-month period ended October 31, 2001 (the "Interim Financial Statements"); and

            (ii)  The unaudited consolidated balance sheet and related statements of operations and retained earnings, and cash flows of the Company and its Subsidiaries, as of and for the year ended December 31, 2000, together with notes thereto in respect thereof (the "2000 Financial Statements," and together with the Interim Financial Statements, the "Financial Statements").

          (b)  The Financial Statements excepting the normally recurring year-end audit adjustments that in the aggregate are immaterial and the omission of footnote disclosures to the Financial Statements: (i) fairly present in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries for the respective periods stated therein, (ii) have been prepared from and are consistent with the books and records of the Company and its Subsidiaries, and (iii) have been prepared in accordance with GAAP consistently applied throughout the relevant periods.

        2.6    Absence of Undisclosed Liabilities.    Except as set forth on Schedule 2.6, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether arising out of transactions entered into or any condition or state of facts existing on or prior to the date hereof, that would in accordance with GAAP be required to be reflected on, or disclosed in the notes to, a balance sheet, other than (i) liabilities and obligations set forth on the Interim Balance Sheet, and (ii) liabilities and obligations that have arisen after the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practices, all of which are properly reflected in the books and records of the Company and its Subsidiaries and will not, individually or in the aggregate, have a Material Adverse Effect on the Company as of the date hereof.

        2.7    Conduct of Business; Certain Actions.    Except as set forth on Schedule 2.7, since January 1, 2001, each of the Company and its Subsidiaries has conducted its business and operations in the ordinary course and consistent with past practices and neither the Company nor its Subsidiaries has since January 1, 2001:

          (a)  paid or declared any dividend or distribution or purchased or retired any indebtedness from any stockholder thereof, or directly or indirectly purchased, retired or redeemed any capital stock from any stockholder;

          (b)  increased the compensation of or paid any bonuses to any of the directors, officers or employees of, or consultants to, the Company or any such Subsidiaries except pursuant to scheduled performance reviews or, except for wage and salary increases made in the ordinary course of business and consistent with past practices, increased the compensation of any other employees of the Company or any such Subsidiaries;

          (c)  made or committed to make any capital expenditures in excess of $50,000 in the aggregate;

          (d)  sold any asset (or any group of related assets) to any director, officer or employee of the Company or any of its Subsidiaries;

          (e)  sold any asset to any person other than a director, officer or employee of the Company or any of its Subsidiaries, in any transaction (or series of related transactions) in which the purchase price for such asset (or group of related assets) exceeded $50,000, except for sales of inventory in the ordinary course of business and consistent with past practices;

          (f)    leased, licensed or granted to any third person any rights in any of its assets or properties except in the ordinary course of business and consistent with past practices;

          (g)  revalued any of its assets;

          (h)  discharged or satisfied any Lien or paid any obligations or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

          (i)    failed to pay any accounts payable of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

          (j)    accelerated the collection of, or sold or otherwise transferred, any accounts receivable of the Company or any of its Subsidiaries;

          (k)  made or guaranteed any loans or advances to any person;

          (l)    canceled, waived, released, or forgiven any debts or obligations of, or rights or claims against, third persons;

          (m)  amended the Company's certificate of incorporation or bylaws of the Company or the charter documents or bylaws of any of its Subsidiaries;

          (n)  made or paid any severance or termination payment to any employee or consultant of the Company or any of its Subsidiaries in excess of $25,000 in the aggregate per person;

          (o)  made any change in its financial or Tax accounting principles or methods;

          (p)  made any investment in any person;

          (q)  made, entered into, amended or terminated any written employment or consulting contract, created, made, amended or terminated any bonus, stock option (pursuant to or outside of the Stock Option Plan), pension, retirement, profit sharing or other employee benefit plan or arrangement, or withdrawn from any "multi-employer plan" (as defined in Section 414(f) of the Code), so as to create any liability under Article IV of ERISA to any entity; provided, further, the Company shall take all commercially reasonable corrective action that Parent deems reasonably necessary in regards to any employee visa or other immigration issues.

          (r)  amended or experienced a termination of any contract, agreement, lease, franchise or license required to be listed on Schedule 2.15;

          (s)  agreed to do and except with respect to the transaction contemplated hereof or as described in Schedule 4.3(a), is not currently involved in negotiations to do any acts described in the foregoing clauses (a)-(r) of this Section 2.7;

          (t)  suffered any material damage, destruction or loss (whether or not covered by insurance) to any material assets of the Company or any of its Subsidiaries;

          (u)  made or revoked any Tax election that could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, or compromised or settled any material Tax liability;

          (v)  experienced any strike, slowdown or demand for recognition by a labor organization by or in respect of any of the employees of the Company or any of its Subsidiaries; or

          (w)  experienced any event or condition that has had or would be reasonably likely to have a Material Adverse Effect.

        2.8    Real Property.

          (a)  Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Schedule 2.8 sets forth a complete list of all real property leased by the Company or any of its Subsidiaries (together with all other rights or interests of the Company or any Subsidiary in real property, the "Real Property"). Each of the Company and its Subsidiaries has delivered to Parent true and correct copies of all leases and subleases, and all amendments thereto, relating to the Real Property. No lease or sublease relating to foreign Real Property contains any extraordinary payment obligation.

          (b)  Except as set forth on Schedule 2.8, each of the Company and its Subsidiaries has a valid leasehold interest in all Real Property, free and clear of any Lien (other than Permitted Liens). Except as set forth on Schedule 2.8, each of the Company and its Subsidiaries has good and marketable title to all structures, plants, leasehold improvements, systems, fixtures and other property located on or about any of the Real Property, as reflected in the balance sheet part of the Interim Financial Statements ("Interim Balance Sheet"), free and clear of any Lien except for (i) Liens for current Taxes not yet due and payable, (ii) covenants, conditions and restrictions of record, none of which materially impairs the use of such property in the manner currently used or impairs the ability of the Company or any of its Subsidiaries to transfer a valid fee or leasehold interest to such Real Property, and (iii) any materialmen's, mechanic's, workmen's, repairmen's, contractor's, warehousemen's, carrier's, supplier's, vendor's or similar lien, if payment is not yet due on the underlying obligation ("Permitted Liens"), and none of such assets is subject to any agreement, arrangement or understanding for its use by any person other than the Company or its Subsidiaries.

          (c)  Each of the leases and subleases relating to the Real Property is in full force and effect, there is no material default by the Company or any of its Subsidiaries, or to the knowledge of the Company or any of the Company's Subsidiaries (or to the knowledge of the Company, by the lessor or any subleasee of the Company or its subsidiaries) under any such lease or sublease, and each such lease and sublease will remain in full force and effect following the Closing without any modification in the rights or obligations of the parties under any such lease or sublease agreed to by the Company or any of its Subsidiaries.

          (d)  Except as set forth on Schedule 2.8(d), no work has been performed on or in respect of or in connection with any of the Real Property that would cause such Real Property to become subject to any materialmen's mechanic's, workmen's, repairmen's contractor's, warehousemen's, carrier's, supplier's, vendor's or similar lien aggregating in excess of $5,000.

          (e)  The structures, plants, improvements, systems and fixtures located on each parcel of Real Property comply in all material respects with all Laws, ordinances and similar governmental and regulatory requirements, and are in good operating condition and repair in all material respects in light of their respective ages, ordinary wear and tear excepted. The Company and its Subsidiaries are in compliance in all material respects with all covenants or restrictions relating to its lease and occupation of the Real Property.

        2.9    Tangible Personal Property.

          (a)  Each of the Company and its Subsidiaries has good and marketable title to all of their respective properties, interests in properties and personal property assets, including, without limitation, all machinery and equipment, tools, spare and maintenance parts, furniture, vehicles and all other tangible personal property used in or necessary for the conduct of its business as presently conducted (collectively, the "Tangible Personal Property") owned by the Company and its Subsidiaries, and all such Tangible Personal Property is free and clear of any Liens, except as set forth on Schedule 2.9(a) and except for Permitted Liens. All items of Tangible Personal Property currently owned or used by the Company and its Subsidiaries as of the date hereof are in good operating condition and repair in all material respects in light of their respective ages, ordinary wear and tear excepted, are physically located at or about the Company's places of business and are owned outright by the Company and its Subsidiaries or validly leased except as otherwise set forth on Schedule 2.9(a) and subject to Permitted Liens. The owned and leased Tangible Personal Property constitutes all tangible personal property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. None of the Tangible Personal Property is subject to any agreement, arrangement or understanding for its use by any person other than the Company or its Subsidiaries. The maintenance and operation of the Tangible Personal Property complies in all material respects with all applicable Laws, ordinances, contractual commitments and obligations. Except as set forth on Schedule 2.9(a), no item of Tangible Personal Property owned or used by the Company and its Subsidiaries as of the date hereof is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement or arrangement of any kind. The Company has delivered to Parent a complete and correct fixed asset list of the Company and its Subsidiaries.

          (b)  The Company has delivered to Parent a complete and correct list of all material Tangible Personal Property leases to which the Company or any of its Subsidiaries is a party, together with a brief description of the property leased and each such lease is identified in Schedule 2.9(b). Each of the Company and its Subsidiaries has delivered to Parent complete and correct copies of each lease (and any amendments thereto). Except as set forth on Schedule 2.9(b): (i) each such lease is in full force and effect; (ii) all lease payments due to the date hereof on any such lease have been paid, and neither the Company, any of its Subsidiaries, nor (to the knowledge of the Company) any other party is in material breach or material default under any such lease, and no event has occurred that constitutes, or with or without notice, lapse of time, or both would constitute, a material default by the Company or any of its Subsidiaries or (to the knowledge of the Company) any other party under such lease; and (iii) there are no disputes or disagreements between the Company or any of its Subsidiaries and any other party in respect of any such lease.

        2.10    Interest in Company Property.    No officer, director or stockholder of the Company or any of its Subsidiaries has any interest in any property, real or personal, tangible or intangible, including copyright, trademarks or trade names used in or pertaining to the business of the Company or the business of any of the Company's Subsidiaries.

        2.11    Accounts Receivable.    The accounts receivable and notes receivable (collectively, the "Accounts Receivable") reflected on the Interim Balance Sheet are, and the Accounts Receivable of the Company created from and after the date of the Interim Balance Sheet to the Closing Date will be, free and clear of any Liens except as otherwise set forth on Schedule 2.11. All Accounts Receivable of the Company and its Subsidiaries (i) arose from bona fide sales of goods or services in the ordinary course of business consistent with past practices, (ii) are accurately and fairly reflected on the Interim Balance Sheet or, in respect of Accounts Receivable of the Company and its Subsidiaries created after the date thereof are accurately and fairly reflected in the books and records of the Company, and (iii) except as set forth on Schedule 2.11, are valid and collectible, net of the reserve for uncollectible accounts reflected on the Interim Balance Sheet, and there is no contest, claim, or right of set-off contained in any agreement with any maker of any such Account Receivable relating to the amount or validity thereof.

        2.12    Accounts Payable.    All accounts payable of the Company and its Subsidiaries (i) arose from bona fide purchases in the ordinary course of business consistent with past practices, and (ii) are accurately and fairly reflected on the Interim Balance Sheet or, in respect of accounts payable of the Company and its Subsidiaries created after the date thereof, are accurately and fairly reflected in the books and records of the Company.

        2.13    Inventory.    The inventory of the Company and its Subsidiaries, including, without limitation, raw materials, work in progress and finished goods, consists only of items of a quality and quantity useful or saleable in the ordinary course of business of the Company and its Subsidiaries and consistent with past practices. The inventories as reflected on the Interim Balance Sheet are valued at the lower of cost (determined by the FIFO method of accounting) or market value. The inventory of the Company and its Subsidiaries was purchased at prices and in quantities consistent with the Company's custom in the ordinary course of business. The Company has delivered to Parent a complete and correct list of inventory as of the date hereof, and each location of inventory of the Company and its Subsidiaries, and a list of all agreements, including distributor and agency processing agreements and consignment agreements, applicable to such inventory.

        2.14    Backlog.    All outstanding customer purchase orders for products of the Company and its Subsidiaries have been entered at prices and upon terms and conditions consistent with the normal practices of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has been informed by any customer that any material order included in the Company's or its Subsidiaries' backlog is likely to be cancelled or terminated prior to its completion and to the knowledge of the Company there are no facts or circumstances that make any such cancellation or termination reasonably foreseeable.

        2.15    Material and Affiliated Contracts.

          (a)  Except as set forth on Schedule 2.15, neither the Company nor any Subsidiary is party to, or subject to:

              (i)  any agreement, arrangement or understanding, or series of related agreements, arrangements or understandings, that has not otherwise been terminated or expired in accordance with its terms and that either (i) involves annual expenditures or receipts by the Company or any of its Subsidiaries of more than $25,000 or (ii) provides for performance, regardless of amounts, over a period in excess of three months after the date hereof and cannot be terminated with less than forty-five (45) days prior notice without forfeiture;

            (ii)  any license agreement, whether as licensor or licensee, other than licenses involving payments less than $25,000 per year or licenses for generally available software used by the Company and its Subsidiaries in the ordinary course of business;

          (iii)  any agreement with suppliers or customers for discounts or allowances;

            (iv)  any note, bond, indenture, credit facility, mortgage, security agreement or other instrument or document relating to or evidencing indebtedness for money borrowed or a security interest in or mortgage on the assets of the Company and its Subsidiaries that involve a value of $5,000 or more individually, or $25,000 or more in the aggregate;

            (v)  any warranty, indemnity or guaranty issued by the Company or any of its Subsidiaries (other than customary product warranties provided by the Company and its Subsidiaries in the ordinary course of business);

            (vi)  any agreement, arrangement or understanding granting to any person the right to use any property or property right material to the business or operations of the Company or any of its Subsidiaries, including any lease;

          (vii)  any agreement, arrangement or understanding restricting the right of the Company or any of its Subsidiaries to engage in any business activity or to compete with any business;

        (viii)  any joint venture;

            (ix)  any agreement granting to any person the right to manufacture or distribute products of the Company or any of its Subsidiaries;

            (x)  any other material agreement, arrangement or understanding currently in effect that involves payments of more than $25,000 per year and not made in the ordinary course of business and consistent with past practices; or

            (xi)  any outstanding offer or commitment to enter into any contract or arrangement of the nature described in clauses (i) through (x) of this Section 2.15(a).

          (b)  The Company has attached on Schedule 2.15 a complete and correct list of, and delivered to Parent complete and correct copies of, all agreements, arrangements and understandings (including outstanding indebtedness), and all amendments thereto, that are currently in effect between the Company or its Subsidiaries and any of the following and that involve a value of $25,000 or more: (i) each director and officer of the Company or any of its Subsidiaries; (ii) the spouses, children, grandchildren, siblings, parents, grandparents, uncles, aunts, nieces, nephews or first cousins of any director or officer of the Company or any of its Subsidiaries or their respective spouses (collectively, "near relatives"); (iii) any trust for the benefit of any director or officer of the Company or any of its Subsidiaries or any of their respective near relatives; and (iv) any person owned or controlled by any director or officer of the Company or any of its Subsidiaries or any of their respective near relatives. The agreements, arrangements and understandings described in Schedules 2.15 are collectively referred to herein as "Material Contracts."

          (c)  Schedule 2.15 contains accurate summary descriptions of all oral Material Contracts. Except as set forth on Schedules 2.15: (i) each Material Contract is in full force and effect; (ii) neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any other party is in material default or breach under any such Material Contract, and no event has occurred that constitutes, or that with or without notice, lapse of time, or both would constitute, a material default or breach by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party under such Material Contract; and (iii) there are no disputes or disagreements between the Company or any of its Subsidiaries and any other party in respect of any such Material Contract.

        2.16    Compliance with Laws.    Except as set forth on Schedule 2.16, each of the Company and its Subsidiaries is complying and has complied in all material respects with all Laws and ordinances applicable to its business, properties and operations, and has secured all necessary permits, authorizations and licenses issued by any Governmental Entity applicable to its business, properties and operations, except where the failure to do so would not have a Material Adverse Effect. Without limiting the generality of, and in addition to, the foregoing, the Company is complying and has complied with all applicable United States Federal and state and foreign Laws in connection with the offers, sales and issuances of all shares of Company Capital Stock. Except in respect of incidents of noncompliance that have been corrected, neither the Company nor any of its Subsidiaries has received any notice alleging a failure to so comply or to secure such a permit, authorization or license nor, to the knowledge of the Company, is there any inquiry, investigation or proceeding relating thereto.

        2.17    Legal Proceedings.    Except as set forth on Schedule 2.17, there are no actions, suits, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental or regulatory investigations or audits pending or, to the knowledge of the Company, threatened, against the Company, any of its Subsidiaries, or its or its Subsidiaries' properties, assets or business, or pending or, to the knowledge of the Company, threatened, against, relating to or involving any of the officers, directors, employees or agents of the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries. There are no such actions, suits, proceedings, claims or investigations pending or, to the knowledge of the Company, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. Except as set forth on Schedule 2.17, there is no Order or award (whether issued by an arbitrator, a Governmental Entity or otherwise) to which the Company or any of its Subsidiaries is a party, or involving the property, assets or business of the Company or its Subsidiaries, that is unsatisfied or that requires continuing compliance therewith by the Company or any of its Subsidiaries. For the purposes of this Agreement, an action, suit, proceeding, claim, investigation, dispute or other matter will be deemed to have been "threatened" if any demand or statement has been made in writing or any notice has been given in writing or if any other event has occurred, or any other circumstances exist, that would lead a prudent person to conclude that such action, suit, proceeding, claim, investigation, dispute or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

        2.18    Ability to Conduct the Business.    Except as set forth on Schedule 2.18, there is no agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party, nor any Order of any Governmental Entity directed at the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries is named nor, to the knowledge of the Company, any other Order that reasonably could be expected to in any such case prevent the use by the Company or any of its Subsidiaries of its or its Subsidiaries' assets and properties or the conduct by the Company or its Subsidiaries of its or its Subsidiaries business as of the date hereof. Each of the Company and its Subsidiaries has in force, and has complied in all material respects with, all of the conditions and requirements imposed by, all material permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its business as presently conducted. Neither the Company nor any of its Subsidiaries has received any notice of, and to the knowledge of the Company, there is no intention on the part of any Governmental Entity to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of, any such permit, license, exemption, consent, authorization or approval. To the knowledge of the Company, such permits, licenses, exemptions, consents, authorizations and approvals will not be adversely affected by the consummation of the transactions contemplated hereby.

        2.19    Labor Matters.

          (a)  Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the knowledge of the Company, there have been no organizing activities involving the Company or any of its Subsidiaries in respect of any group of employees of the Company or any of its Subsidiaries.

          (b)  There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would have a Material Adverse Effect.

          (c)  There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries.

          (d)  Each of the Company and its Subsidiaries is in material compliance with all Laws and Orders relating to the employment of labor, including all such Laws and Orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act, as amended ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation, and the collection and payment of withholding and/or social security Taxes and any similar Tax.

          (e)  The Company has identified in Schedule 2.19, the names of all directors and officers of the Company and its Subsidiaries for the period from January 1, 2001 to the date hereof, together with the respective term of office and titles for each such person and all remuneration payable to any such officers and directors. The Company has delivered to Parent a list containing the names of all directors and officers of the Company for the period from January 1, 2000 to December 31, 2000 together with the respective term of office and titles for each such person and all remuneration paid to any such officers and directors. The Company has delivered to Parent (i) in respect of each director and officer of the Company and its Subsidiaries, such person's date of employment, the current salary and commission terms of such person, the date and amount of such person's most recent salary increase, the amount of any bonuses or other cash compensation (other than regular salary or commissions) paid since January 1, 2001 to such person and a description of all compensation arrangements currently applicable to such person, and (ii) in respect of all other employees of the Company and its Subsidiaries, their dates of employment and compensation as of the date hereof.

          (f)    To the knowledge of the Company, no employees of Company or any of its Subsidiaries are in violation of any material term of any employment contract, employee confidentiality agreement; employee proprietary information and inventions agreement, or any restrictive covenant with (A) the Company or any of its Subsidiaries, (B) with a former employer to the extent that it adversely affects the right of such employee to be employed by Company or any of its Subsidiaries or to the extent that it conflicts with or is otherwise inconsistent with employee's obligations or covenants to the Company or any of its Subsidiaries.

        2.20    Employee Benefit Plans.

          (a)  List of Benefit Plans and Employee Arrangements. The Company has attached on Schedule 2.20 a complete and correct list of:

              (i)  all "employee benefit plans," as defined in Section 3(3) of ERISA, pursuant to which the Company or its Subsidiaries has any obligation or liability, contingent or otherwise ("Benefit Plans"); and

            (ii)  all employment agreements, bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, supplemental retirement, cafeteria benefits (Section 125 of the Code) or dependent care (Section 129 of the Code), sick days, stock award, stock option, stock purchase, tuition assistance, club membership, employee discount, employee loan, or vacation pay agreements, policies or arrangements that the Company or any of its Subsidiaries maintains or has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director or employee of the Company or its Subsidiaries (the "Employee Arrangements").

          (b)  Documents. In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents, if applicable, has been provided to Parent:

              (i)  the most recent plan and related trust documents and all amendments thereto;

            (ii)  the most recent summary plan description and all related summaries of material modifications thereto;

          (iii)  each written employment, consulting or individual severance or other compensation agreement and all amendments thereto;

            (iv)  the Company has delivered to Parent copies of all Form 5500 reports filed for the last three plan years; and

            (v)  with respect to any Company employee plan intended to be qualified under Section 401(a) of the Code, the Company either (i) has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or (ii) has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (iii) the requisite period for application has not expired.

          (c)  Pension Plans. Neither the Company nor any of its Subsidiaries has during the preceding three years had any obligation or liability (contingent or otherwise) in respect of a Benefit Plan that is subject to Title IV of ERISA.

          (d)  Tax Qualification. The Benefit Plans and their related trusts that are intended to qualify under Section 401 and/or Section 501(a) of the Code, are in material compliance with Sections 401 and Section 501(a) of the Code, as applicable.

          (e)  Contributions. All contributions or other payments required to have been made by the Company or its Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

          (f)    Compliance with Laws. To the knowledge of the Company, the Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and all applicable Laws. To the knowledge of the Company, neither the Company nor its Subsidiaries is in violation of any such terms or applicable Laws.

          (g)  Claims. There are no pending or, to the knowledge of the Company, threatened actions, suits, proceedings or claims against or relating to any Benefit Plan or Employee Arrangement other than routine benefit claims by persons entitled to benefits thereunder.

          (h)  Change in Control. Except as set forth in Section 1.6 hereof (relating to the Company Options) and except as disclosed in Schedule 2.20, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company or its Subsidiaries, (ii) increase any benefits under any Benefit Plan or Employee Arrangement, or (iii) result in the acceleration of the time of payment of, vesting of or other rights in respect of any such benefits.

          (i)    Options. The Company has delivered to Parent a complete and accurate list containing the name of each option holder, the date of grant, exercise price, number of shares, type of option (incentive or non-qualified), term and vesting schedule of all outstanding options that will be accelerated and/or cancelled as described in Section 1.6 hereof.

        2.21    Environmental Matters.

          (a)  Except as disclosed on Schedule 2.21:

              (i)  each of the Company, its Subsidiaries and their respective operations have been and are, and the Real Property during the period that is or was owned, operated or leased by or for the Company or its Subsidiaries is or was, in material compliance with all Environmental Laws and the Company and its Subsidiaries have obtained, currently maintain and are in material compliance with all permits, authorizations, licenses or similar approvals required by Environmental Laws and neither the Company nor any of its Subsidiaries is aware of any facts, circumstances or conditions that could reasonably be expected to interfere with such continued compliance or require material capital expenditures to maintain such compliance;

            (ii)  no judicial or administrative proceedings are pending or, to the knowledge of the Company, threatened, against the Company, its Subsidiaries or, to the knowledge of the Company, the Real Property currently or formerly owned, operated or leased by or on behalf of the Company or its Subsidiaries, alleging the violation of or seeking to impose liability under or pursuant to any Environmental Law, and there are no investigations pending or, to the knowledge of the Company, threatened, under or pursuant to Environmental Laws against the Company, its Subsidiaries or, to the knowledge of the Company, the Real Property currently or formerly owned, operated or leased by or on behalf of the Company or its Subsidiaries;

          (iii)  except in respect of costs associated with ongoing environmental management of the Company's and its Subsidiaries' operations in the ordinary course of business, neither the Company nor its Subsidiaries has received any notice or other communication alleging that the Company or its Subsidiaries is or could be liable for the cost of investigating, remediating or otherwise addressing Hazardous Material under Environmental Laws at any property, regardless of ownership;

            (iv)  except in respect of costs associated with ongoing environmental management of the Company's and its Subsidiaries' operations in the ordinary course of business, neither the Company nor its Subsidiaries is subject to any outstanding Environmental Costs and Liabilities and, there are not, to the knowledge of the Company, any facts, circumstances or conditions relating to, arising from, associated with or attributable to the operations of the Company or its Subsidiaries or any Real Property currently or formerly owned, operated or leased by or on behalf of the Company or its Subsidiaries, including any Release of Hazardous Material, that could reasonably be expected to result in the Company or its Subsidiaries incurring Environmental Costs and Liabilities other than the costs associated with ongoing environmental management of the Company and its Subsidiaries in the ordinary course of business;

            (v)  to the knowledge of the Company, there is not now, nor has there been in the past, on, in or under any owned or leased Real Property at the time leased by the Company or any of its Subsidiaries (x) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Material, (y) any asbestos-containing materials, or (z) any polychlorinated biphenyls; and

            (vi)  neither the Company nor any of its Subsidiaries has filed any notice under Environmental Laws indicating past or present treatment, storage or disposal of hazardous wastes as defined under 40 C.F.R. Parts 260-270 or any state equivalent or reporting a Release of Hazardous Material.

          (b)  Each of the Company and its Subsidiaries has provided Parent and MergerSub with complete and correct copies of all environmentally related audits, assessments, studies, reports, analyses and results of investigations involving the Company, its Subsidiaries or any Real Property currently or formerly owned, operated or leased by the Company or its Subsidiaries that are in the Company's or its Subsidiaries' possession, custody or control. A true and complete list of such reports and audits, if any, is set forth on Schedule 2.21(b).

          (c)  To the knowledge of the Company, the transactions contemplated by this Agreement do not require the filing of any notice with or the approval of any Governmental Entity with jurisdiction over environmental or health or safety matters, including, without limitation, the provision of notice of change of control under any permit, authorization, license or similar approval required by Environmental Law.

          (d)  The following terms have the following definitions:

              (i)  "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial action) relating to or arising from or under any Environmental Law or any agreement with any Governmental Entity or other person thereunder or pursuant thereto.

            (ii)  "Environmental Law" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. For the purposes of any representation in this Section 4.20 regarding current environmental conditions, "Environmental Law" means such laws in effect as of the Closing, and for the purposes of any representation in this Section 2.20 regarding historical environmental conditions, "Environmental Law" means such laws in effect at such time.

          (iii)  "Hazardous Material" means any substance, material or waste that is regulated by any Governmental Entity as hazardous, toxic, a pollutant, contaminant, or words of similar meaning or effect, including, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

            (iv)  "Release" means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment.

        2.22    Warranties; Products Claims.    During the two year period prior to the date hereof, neither the Company nor its Subsidiaries has experienced any material return or warranty claims, nor are there any pending or, to the knowledge of the Company, threatened, material return or warranty claims in respect of products sold by the Company or its Subsidiaries and for which the Company may have continuing liability or obligations as of the date hereof.

        2.23    Tax Matters.

          (a)  Except as set forth on Schedule 2.23, all Tax Returns required to be filed by or in respect of the Company and its Subsidiaries have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects. Each of the Company and its Subsidiaries has timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due (after giving effect to any valid extensions of time in which to make such filings). The Company and each of its Subsidiaries will file all Tax Returns that become due on or after the date of this Agreement and on or before the Closing Date. All Tax Returns that the Company or its Subsidiaries file on or after the date of this Agreement and prior to the Closing Date will be correct and complete in all material respects, and all Taxes due in connection with such Tax Returns will be paid when due. The amount of Company's liability for unpaid Taxes for all periods ending on or before the date of the Interim Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Interim Financial Statements, and the amount of Company's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as such accruals are reflected on the Interim Financial Statements, as adjusted for operations and transactions in the ordinary course of business of the Company since the date of the Interim Financial Statements in accordance with past custom and practice. The Company and its Subsidiaries have made all required estimated Tax payments sufficient to avoid any underpayment penalties. The Company and its Subsidiaries have complied in all material respects with all applicable federal, state, local and foreign Laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable federal, state, local and foreign Laws. Neither the Company nor its Subsidiaries have requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (b)  There are no outstanding agreements, waivers or other documents or arrangements with the Internal Revenue Service ("IRS") or any other taxing authority extending the period for the collection or assessment of, Taxes due from or in respect of the Company or its Subsidiaries for any taxable period (including, but not limited to, any applicable statute of limitation), and no power of attorney granted by or in respect of the Company or its Subsidiaries relating to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any Law has been entered into by or in respect of the Company or its Subsidiaries. All deficiencies asserted or assessments made as a result of any examination by the IRS or any other taxing authority of the Tax Returns of, covering or including the Company and its Subsidiaries have been fully paid and neither the Company nor its Subsidiaries have received any notice from any taxing authority that it intends to conduct an audit, exam or other proceeding. Except as set forth on Schedule 2.23, no audit, examination or other proceeding by any taxing authority or similar person is pending or, to the knowledge of the Company, threatened in regard to any Taxes due from or in respect of the Company and its Subsidiaries or any Tax Return filed by or in respect of the Company and its Subsidiaries. No assessment of Taxes is proposed against the Company or its Subsidiaries or any of its or its Subsidiaries' assets. No issue has been raised by any taxing authority in any current or prior examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Neither the Company nor its Subsidiaries has obtained or is subject to any private letter ruling of the IRS or comparable ruling, advisory opinion or similar document of other taxing authorities.

          (c)  None of the Company, its Subsidiaries or any other person on behalf of the Company or its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code (or any predecessor provision) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or its Subsidiaries. Except as set forth on Schedule 2.23, neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of any federal, state, local or foreign Law by reason of any change in any accounting method initiated by the Company or its Subsidiaries, there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or its Subsidiaries, and the IRS has not proposed any such adjustments or changes in accounting method relating to the business or operations of the Company or its Subsidiaries. No property or asset of the Company or its Subsidiaries (i) is or will be required to be treated as being owned by any person (other than the Company and its Subsidiaries) pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code; or (iv) is "limited use property" (as that term is used in Rev. Proc. 76-30).

          (d)  Except as set forth in Schedule 2.23, neither the Company nor any of its Subsidiaries is, or has been a party to any obligation, or in the past has been bound by any obligation under any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or any other similar contract (whether or not written) pursuant to which they will have any obligations to make any payments after the Closing.

          (e)  There is no contract, agreement, plan or arrangement, including any stock option, covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or its Subsidiaries or their respective affiliates by reason of Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

          (f)    Neither the Company nor any of its Subsidiaries has any liability for Taxes of any corporation other than the Company and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous state, local or foreign Law.

          (g)  Schedule 2.23 lists all material elections with respect to Taxes made by the Company or its Subsidiaries as of the date hereof. After the date of this Agreement, no election with respect to Taxes will be made by the Company or its Subsidiaries without the prior written consent of Parent.

          (h)  The Company has delivered to Parent complete and correct copies of (i) all filed federal, state, local and foreign Tax Returns of the Company and its Subsidiaries relating to the taxable periods since December 31, 1999, (ii) any audit report issued within the last five years or otherwise with respect to any audit or investigation in progress relating to Taxes due from or in respect of the Company and its Subsidiaries, their respective income, assets or operations, and (iii) any extensions of the statute of limitations in respect of any Taxes due from or in respect of the Company and its Subsidiaries, their respective income, assets or operations. Except as set forth on Schedule 2.23, none of the Tax Returns filed by or on behalf of the Company and its Subsidiaries since December 31, 1999 have been examined by the relevant taxing authority.

          (i)    To the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns asserting that the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (j)    There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company, except for Liens arising as a matter of law relating to current Taxes not yet due.

          (k)  The Company and its Subsidiaries have never been a member of any other consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

          (l)    Neither the Company nor its Subsidiaries is currently, has ever been or anticipates becoming a "United States real property holding company" within the meaning of Section 897(c) of the Code.

          (m)  Neither the Company nor its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (n)  The Company and its Subsidiaries have not taken or agreed to take, and will not take prior to the Effective Time, any action not set forth in this Agreement that would prevent the Merger from constituting a reorganization qualifying under the provisions under Section 368(a) of the Code.

          (o)  There is no taxable income of the Company or its Subsidiaries that will be reportable in a taxable period beginning after the Closing Date that is attributable to a transaction (such as an installment sale) that occurred prior to the Closing.

          (p)  "Tax" or "Taxes" means all federal, state, provincial, local, municipal or foreign taxes, charges, fees, levies, imposts, duties, gaming and other similar assessment or liability, including, without limitation, gross or net income, gross receipts, alternative income or add-on taxes, capital, ad valorem, premium, excise, real property, personal property, sales, use, transfer, transfer gains, environmental, profits, inventory, capital stock, license, excise, severance, occupation, withholding, employment, payroll, Medicare, franchise, social security, unemployment, stamp, value-added, estimated water, rent and sewer service charges, customs duties, fees or other taxes, including any interest, fines, penalties, assessments, reassessments or additions to taxes imposed by any taxing authority (domestic or foreign) resulting from, attributable to or incurred in connection with any tax or any contest, dispute or refund thereof whether imposed by reason of contract, tax sharing agreement, tax reimbursement agreement, or any similar agreement (whether written or oral), assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any other predecessor or successor thereof or any analogous or similar provision under state, local or foreign law) or otherwise. "Tax Return" or "Tax Returns" means any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) in respect of Taxes, including information returns, any document in respect of or accompanying payments or estimated Taxes, or in respect of or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information, including any schedule or attachment thereto including any amendment thereof. "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

        2.24    Insurance.    The Company has delivered to Parent a complete and correct list of all insurance policies carried by or covering the Company and its Subsidiaries in respect of their respective businesses. Complete and correct copies of each such policy have been delivered to Parent, all such policies are in full force and effect, and no notice of cancellation has been given in respect of any such policy. All premiums due thereon have been paid in a timely manner. Except as set forth on Schedule 2.24, there are no pending claims or, to the knowledge of the Company, threatened claims under any of the Company's or its Subsidiaries' insurance policies. The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by entities of similar size and nature and conducting business or owning assets similar to those of Company and its Subsidiaries. The Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Company has no knowledge of any threatened termination of or material premium increase with respect to, any of such policies.

        2.25    Minute Books; Stock Record Books.    Except as disclosed on Schedule 2.25, complete and correct copies of the Company's and its Subsidiaries' minute books and stock record books have been provided to Parent. The minute books of the Company and its Subsidiaries contain true and complete originals or copies of all minutes of meetings of and actions by the stockholders, Board of Directors, and all committees of the Board of Directors of the Company and its Subsidiaries, and accurately reflect in all material respects all corporate actions of the Company and its Subsidiaries that are required by law to be passed upon by the Board of Directors or stockholders of the Company and its Subsidiaries. The stock record books accurately reflect all transactions in shares of the Company's and its Subsidiaries' capital stock.

        2.26    Brokers' or Finders' Fees.    Except as set forth on Schedule 2.26, no agent, broker, investment banker or other person or firm acting on behalf of the Company and its Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company or its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

        2.27    Material Customers and Suppliers.

          (a)  The Company has delivered to Parent a complete and correct list of the ten largest customers of the Company and its Subsidiaries in terms of amounts invoiced to such customers during the fiscal year ended December 31, 2000 and the ten months ended October 31, 2001, respectively (each, a "Material Customer"), showing the total amount invoiced to each such Material Customer for each such period. Except as set forth and described on Schedule 2.27(a), no Material Customer has given the Company or its Subsidiaries any notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relationship between such customer and the Company or its Subsidiaries and to the Company's knowledge, since December 31, 2000 there has not been a materially adverse change in the business relationship of the Company with its customers, taken as a whole.

          (b)  The Company has delivered to Parent a complete and correct list of the ten largest suppliers of the Company and its Subsidiaries in terms of amounts purchased from such suppliers during the fiscal year ended December 31, 2000 and the ten months ended October 31, 2001, respectively (each, a "Material Supplier"), showing the total amount purchased from each such Material Supplier for each such period and identifying all current outstanding purchase orders of the Company and its Subsidiaries for goods or services with an aggregate value of $25,000 or more. Except as set forth on Schedule 2.27(b), no Material Supplier has given the Company or its Subsidiaries any notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relationship between such supplier and the Company or its Subsidiaries and to the Company's knowledge, since December 31, 2000 there has not been a materially adverse change in the business relationship of the Company with its suppliers, taken a whole.

        2.28    Bank Accounts; Powers of Attorney.    The Company has attached on Schedule 2.28 a complete and correct list showing: (i) all banks in which the Company and its Subsidiaries maintain a bank account or safe deposit box (collectively, "Bank Accounts"), together with, as to each such Bank Account, the account number, the names of all signatories thereof, and the authorized powers of each such signatory and, in respect of each such safe deposit box, the number thereof and the names of all persons having access thereto; and (ii) the names of all persons holding powers of attorney from the Company or its Subsidiaries, true and correct copies of which have been provided to Parent and MergerSub.

        2.29    Books and Records.    Except as set forth in Schedule 2.29, all of the records, data, information, and databases operated or used by the Company and its Subsidiaries and material in conduct or administration of their respective businesses (including all means of access thereto and therefrom) are located on the premises of the Company and are under the exclusive ownership or direct control of the Company.

        2.30    Intellectual Property Rights.

          (a)  As used herein, "Intellectual Property" means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (B) all trademarks, service marks, domain names, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (C) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (D) all mask works and all applications, registrations and renewals in connection therewith, (E) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all other proprietary rights, and (H) all copies and tangible embodiments thereof (in whatever form or medium).

          (b)  Except as set forth in Schedule 2.30(b), the Company and its Subsidiaries own or have the right to use pursuant to license, sublicense, or other written agreement or permissions all Intellectual Property necessary or used for the operation of the businesses of the Company and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by the Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and its Subsidiaries on substantially identical terms and conditions immediately subsequent to the Closing hereunder. The Company and its Subsidiaries have taken all action reasonably necessary to maintain and protect each item of Intellectual Property that it owns or uses. Neither the Company nor any of its Subsidiaries have licensed any source code relating to its Intellectual Property to any person or entered into any exclusive license agreement with or granted any exclusive rights to any person with respect to any Intellectual Property rights of the Company or any of its Subsidiaries.

          (c)  Except as set forth in Schedule 2.30(c), and without limiting the effect of the representation set forth in Section 2.30(b) above, to the knowledge of the Company: (i) the Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the officers of the Company and its Subsidiaries have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party); (ii) the Company and its Subsidiaries will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted; and (iii) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company and its Subsidiaries. The Company and its Subsidiaries have not entered into any agreements to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, customer agreements, license agreements, distribution agreements, supply agreements, sales representative agreements, or similar agreements, entered into in the ordinary course of business.

          (d)  Schedule 2.30(d) identifies each patent or registration which has been issued to the Company and its Subsidiaries with respect to any of its Intellectual Property, and identifies each pending patent application or application for registration which the Company and its Subsidiaries have made with respect to any of its Intellectual Property. The Company and its Subsidiaries have delivered to Parent correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and have delivered to Parent correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 2.30(d) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified on Schedule 2.30(d):

              (i)  The Company and its Subsidiaries possesses all right, title and interest in and to the item, free and clear of any security interest, license or other restriction;

            (ii)  The item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

          (iii)  No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of the item.

          (e)  Schedule 2.30(e) identifies each patent, copyright, or trademark and any other Intellectual Property that any third party owns and that the Company and its Subsidiaries uses pursuant to license, sublicense, agreement or permission and that is material to the business or operation of the Company as presently conducted (each a "Material License" and collectively, "Material Licenses"). The Company and its Subsidiaries has delivered to Parent correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each Material License identified on Schedule 2.30(e):

              (i)  The Material License is legal, valid, binding, enforceable and in full force and effect;

            (ii)  The Material License will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii)  No party to any Material License is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

            (iv)  No party to any Material License has repudiated any provision thereof;

            (v)  The Material Licenses are not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

            (vi)  The Company and its Subsidiaries has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission under the Material License.

          (f)    Each employee, officer and consultant of the Company and each of its Subsidiaries has entered into an employee proprietary information and inventions agreement, confidentiality agreement, or comparable agreement providing for protection of Company's and its Subsidiaries' Intellectual Property and assignment to the Company or its Subsidiaries of any rights to Intellectual Property conceived of or developed in the course of such employee's or consultant's employment or consulting services.

          (g)  The Company and its Subsidiaries have taken all steps reasonably necessary and appropriate to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents or patent applications or copyright.

        2.31    Sales Representatives and Other Sales Agents/Sales Offices.    Schedule 2.31 sets forth a complete and correct list of the names and addresses of each sales representative or other sales agent currently engaged by the Company and its Subsidiaries who is not an employee of the Company or its Subsidiaries, and a summary description of the territory assigned to each such person (noting whether such territory is exclusive or non-exclusive). Schedule 2.31 also sets forth complete and correct list of all agreements between the Company, its Subsidiaries and any such person, complete and correct copies of which agreements have been provided to Parent and MergerSub.

        2.32    Information Furnished.    Neither the representations or warranties of the Company contained in this Agreement nor the statements made by the Company in the Schedules attached hereto contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, as the case may be, in light of the circumstances under which they were made, not misleading as of the date of this Agreement.

        2.33    Export Control.    The Company and its Subsidiaries have conducted their export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not have a Material Adverse Effect on Company. Without limiting the foregoing, the Company represents and warrants that, except as would not have a Material Adverse Effect on Company:

          (a)  The Company and its Subsidiaries have obtained all export licenses and other approvals required for their exports of products, software and technologies from the United States;

          (b)  The Company and its Subsidiaries are in compliance with the terms of all applicable export licenses or other approvals;

          (c)  There are no pending or threatened claims against the Company or its Subsidiaries with respect to such export licenses or other approvals;

          (d)  There are no actions, conditions or circumstances pertaining to the export transactions of the Company or its Subsidiaries that may give rise to any future claims; and

          (e)  No consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGERSUB

        Subject to the Parent's Disclosure Schedules, if any attached hereto (which Schedules identify by specific section number the exceptions thereto), Parent and MergerSub each represent and warrant to the Company and its stockholders as follows (with the understanding that the Company is relying materially on such representations and warranties in entering into and performing this Agreement):

        3.1    Due Organization.    Each of Parent and MergerSub is a corporation, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease or otherwise hold its assets and properties and to carry on its business as presently conducted.

        3.2    Authorization and Effect of Agreement.    Each of Parent and MergerSub has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. The execution and delivery of this Agreement by each of Parent and MergerSub and the performance by Parent and MergerSub of their respective obligations hereunder have been duly authorized by all necessary corporate action of the part of Parent and MergerSub and by the sole stockholder of MergerSub. This Agreement has been duly executed and delivered by each of Parent and MergerSub and, assuming the due execution and delivery of this Agreement by the Company and Signing Company Stockholders, constitutes a valid and binding obligation of each of Parent and MergerSub, enforceable against each of Parent and MergerSub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        3.3    No Violations; Consents and Approvals.    The execution and delivery of this Agreement by each of Parent and MergerSub does not, and the performance by each of Parent and MergerSub of the transactions contemplated hereby to be performed by it will not (i) conflict with the articles or certificate of incorporation or bylaws of Parent or MergerSub, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice, lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit to which Parent or MergerSub is a party or by which it is bound, or (iii) constitute a violation of any federal, state, local or foreign law, rule or regulation ("Law") applicable to Parent or any order, judgment, decree, writ or injunction ("Order") of any Governmental Entity applicable to Parent. Except for any filings, permits, authorizations, consents and approvals required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws, and the filing of the

Certificate of Merger with the Delaware Secretary of State, no consent, approval, order, or authorization of, or registration, declaration, or filing with any domestic or foreign court, government, governmental or regulatory agency, authority, entity or instrumentality or subdivision thereof (each, a "Governmental Entity") is required to be obtained or made by or in respect of Parent or MergerSub in connection with the execution and delivery of this Agreement by each of Parent and MergerSub or the performance by it of the transactions contemplated hereby to be performed by it.

        3.4    Capitalization.    The authorized capital stock of Parent consists of 250,000,000 shares of Common Stock, par value $0.001 per share, of which 41,377,104 shares were issued and outstanding as of November 27, 2001, and 50,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares were issued and outstanding as of November 27, 2001. All of such issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable. The authorized capital stock of MergerSub consists of 1,000 shares of common stock, all of which are issued and outstanding as of the date hereof and are owned by Parent. All of such issued and outstanding shares of capital stock of MergerSub are duly authorized, validly issued, fully paid and nonassessable.

        3.5    Merger Consideration Shares.    The shares of Parent Common Stock to be issued as the Merger Consideration under this Agreement are duly authorized and, upon issuance, will be validly issued, fully paid and nonassessable.

        3.6    Litigation.    There are no claims, actions, suits, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the knowledge of Parent or MergerSub, threatened against Parent or MergerSub before any Governmental Entity that, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Parent or MergerSub. There are no such actions, suits, proceedings, claims or investigations pending or, to the knowledge of the Company, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. For the purposes of this Agreement, an action, suit, proceeding, claim, investigation, dispute or other matter will be deemed to have been "threatened" if any demand or statement has been made in writing or any notice has been given in writing or if any other event has occurred, or any other circumstances exist, that would lead a prudent person to conclude that such action, suit, proceeding, claim, investigation, dispute or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

        3.7    No Prior Activities.    MergerSub was incorporated for the sole purpose of consummating the transactions contemplated by this Agreement. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, MergerSub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

        3.8    Parent SEC Filings and Financial Statements.    Parent has filed all required forms, reports and documents with the SEC (the "Parent SEC Filings"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Filings, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly present, in all material respects, in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

        3.9    Tax Matters.    Parent has not taken or agreed to take, and will not take, and will not cause or permit the Company or its Subsidiaries after the Closing Date to take, any action not set forth in this Agreement that would prevent the Merger from constituting a reorganization under Section 368(a) of the Code.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY.

        4.1    Inspection.    From and after the date hereof and until the Closing Date, the Company shall, and shall cause its Subsidiaries to: (i) give to each of Parent and MergerSub and its officers, directors, employees, agents, financial, advisors, attorneys, accountants, environmental professionals and other representatives (collectively, "Representatives") free, full and complete access on reasonable notice during normal business hours to all books, records, Tax Returns, files, correspondence, executive employees, facilities and properties of the Company and its Subsidiaries; (ii) provide each of Parent and MergerSub and its Representatives all information and material pertaining to the business and affairs of the Company and its Subsidiaries as Parent and MergerSub may deem reasonably necessary or appropriate; (iii) without limiting the generality of the foregoing, permit Parent's and MergerSub's accountants to examine the Company's and its Subsidiaries' financial statements for any fiscal period; and (iv) use its reasonable efforts to afford each of Parent and MergerSub and its Representatives the opportunity to meet with the customers, executive employees and vendors of the Company and its Subsidiaries to discuss the business, condition (financial or otherwise), operations and prospects of the Company and its Subsidiaries. Notwithstanding the preceding sentence, Parent and MergerSub shall coordinate all meetings or other communications with the Company's customers, suppliers and employees with management of the Company.

        4.2    Financial Statements.    From and after the date hereof and continuing until the Closing Date, as soon as available, and in any event within 10 days after the end of each calendar month, the Company shall, and shall cause its Subsidiaries to, furnish to Parent and MergerSub an unaudited balance sheet as of the last day of the month during such period and the related statements of income and cash flows of the Company and its Subsidiaries for such month. Such monthly financial statements shall fairly present the financial position, results of operations and changes in financial position of the Company and its Subsidiaries as of the indicated dates and for the indicated periods and shall be prepared in accordance with GAAP, consistently applied, except as otherwise stated therein, and the omission of footnote disclosure and any year-end adjustment consistent with past practice.

        4.3    Interim Operations of the Company and its Subsidiaries.

          (a)  From the date hereof to the Closing, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary course consistent with past practices, and the Company shall not, and shall cause its Subsidiaries not to, unless Parent or MergerSub gives its prior written approval:

              (i)  Except to (A) provide for the liquidation preference of the Company Common Stock as contemplated by that certain Voting Agreement by and among certain stockholders of the Company dated October 18, 2001 (the "Company Stockholder Voting Agreement"), (B) increase the number of authorized and designated shares of capital stock of the Company with respect to matters relating to exchange, cancellation or otherwise conversion of the Liu Note (as defined below) and with respect to issuance of 59,727 shares of Series A Preferred Stock to Chase Venture Capital Associates, L.P. or its affiliates; and (C) take such further actions as contemplated in Schedule 4.3(a), amend or otherwise change their certificate of incorporation or bylaws, as each such document is in effect on the date hereof;

            (ii)  except as contemplated and described under Schedule 4.3(a), issue or sell, or authorize for issuance or sale, additional shares of any class of capital stock or issue, grant or enter into any subscription, option, warrant, right, convertible or exchangeable security, or other agreement or commitment of any character obligating the Company or its Subsidiaries to issue securities, other than shares to be issued pursuant to the exercise of Company Options or any warrants outstanding as of the date hereof, and other than shares of capital stock to be issued in exchange for and in cancellation or otherwise conversion of that certain Promissory Note issued to Leonard Liu dated June 1999, as amended, in the principal amount of $246,659.40 (the "Liu Note");

          (iii)  declare, set aside, make or pay any dividend or other distribution in respect of their capital stock;

            (iv)  authorize any capital expenditures (other than those set forth on Schedule 4.3(a)) or sell (including sale by sale-leaseback), pledge, dispose of or encumber, or agree to sell, pledge, dispose of or encumber, any assets of the Company or its Subsidiaries except for sales of manufactured products or obsolete equipment in the ordinary course of business consistent with past practices;

            (v)  acquire (by merger, share exchange, consolidation, combination or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or enter into any contract, agreement, commitment or arrangement in respect of any of the foregoing;

            (vi)  except with respect to the transactions contemplated hereby or as contemplated and described under Schedule 4.3(a), incur any indebtedness for newly borrowed money, issue any debt securities or enter into or modify any contract, agreement, lease, commitment or arrangement in respect thereof;

          (vii)  except with respect to the transactions contemplated hereby or except as contemplated and described under Schedule 4.3(a), enter into any new material contract, agreement, lease or commitment, or amend or terminate any existing Material Contract other than in the ordinary course of business and with the consent of Parent, which consent will not be unreasonably withheld;

        (viii)  enter into, amend or terminate any written or oral employment or consulting agreement with any director, officer, consultant or employee of the Company or its Subsidiaries, enter into, amend or terminate any employment or consulting agreement or arrangement with any other person other than in the ordinary course of business consistent with past practice, or take any action in respect of the grant or payment of any severance or termination pay other than pursuant to policies or agreements of the Company or its Subsidiaries in effect on the date hereof;

            (ix)  enter into, extend or renew any lease for equipment, office space or other space;

            (x)  fail to pay any accounts payable of the Company or its Subsidiaries in the ordinary course of business consistent with past practice and in accordance with their terms consistent with past practices;

            (xi)  accelerate the collection of, or sell or otherwise transfer, cancel or reduce any accounts receivable of the Company or its Subsidiaries;

          (xii)  except as required by applicable Law, adopt, amend or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer or employee of the Company or its Subsidiaries, or withdraw from any multi-employer plan so as to create any liability under Article IV of ERISA to any entity;

        (xiii)  except with respect to the transaction contemplated hereby or as contemplated and described under Schedule 4.3(a), pay (except for salary under existing employment arrangements, advances to salespersons in the ordinary course of business, and directors' fees under standard terms in effect prior to the date hereof), loan or advance any amount to, or sell, transfer, or lease any assets or properties to, or enter into any agreement or arrangement with, any of their officers or directors or any affiliate, associate or near relative of any of their officers or directors;

          (xiv)  except in the ordinary course of business consistent with past practice, write down (or write up) the value of any inventory or write off as uncollectible any Accounts Receivable;

          (xv)  cancel any debts or waive any claims or rights of material value, other than in the ordinary course of business consistent with past practice;

          (xvi)  dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, copyright or other intangible asset, or dispose of or disclose to any third party (other than the Representatives) any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

        (xvii)  change any of the banking or safe deposit arrangements described in Schedule 2.28, except in the ordinary course of business;

        (xviii)  grant or extend any power of attorney or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any person;

          (xix)  make any change in financial or Tax accounting methods, principles or practices or make or cause to be made any elections on Tax Returns of the Company and its Subsidiaries, unless required by GAAP or applicable law;

          (xx)  take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code;

          (xxi)  extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practice;

        (xxii)  fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

      (xxiii)  adopt or amend in any material respect any collective bargaining agreement, Benefit Plan or Employee Arrangement other than as required by applicable Law;

        (xxiv)  grant any increase in compensation, or grant or make any bonus or other compensatory payments, to any director, officer or consultant of the Company or its Subsidiaries;

        (xxv)  make or revoke any Tax election that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, or compromise or settle any material Tax liability;

        (xxvi)  grant any increase in compensation to any other employee of the Company or its Subsidiaries; or

      (xxvii)  agree, whether in writing or otherwise, to do any of the foregoing.

        From the date hereof to the Closing (the "Pre-Closing Period"), the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available in all material respects the services of their present officers and key employees, to preserve intact their relationships with their customers and vendors, to preserve the goodwill of those having business relationships with them, and to comply with all applicable Laws in all material respects; except in each case, where the failure to do so would not constitute or would not be reasonably likely to have a Material Effect on the Company. No covenant or restriction contained in this Agreement shall be deemed to prohibit or otherwise restrict the Company from paying at or prior to the closing all or any portion of the Transaction Costs (as defined in Section 10.2).

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

        5.1    Filings and Consents.    As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Law or Material Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. With respect to Company, Company shall use reasonable best efforts to obtain the necessary Consents from of its Stockholders with respect to the Merger and the transactions contemplated hereby and the related agreements applicable to such Stockholders. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

        5.2    California Permit; Fairness Hearing; Registration Rights and Sales of Parent Common Stock.

          (a)  The shares of Parent Common Stock to be issued in connection with the transactions contemplated hereby will be issued in a transaction exempt from registration under the Securities Act by reason of Section 3(a)(10) of the Securities Act, as contemplated in this Section 5.2(a), or Section 4(2) and/or Rule 506 under the Securities Act. Promptly after the execution of this Agreement, the Company and Parent shall consider the preparation and filing with the California Commissioner of Corporations (the "California Commissioner") a permit application under Section 25121 of the California Corporations Code, and a related information statement or other disclosure document (the "Information Statement"). Upon mutual agreement of Parent and Company, the parties shall promptly cause Information Statement to be filed with the California Commissioner and shall request a hearing on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the California Corporations Code. The parties to this Agreement shall use all commercially reasonable efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at such a hearing; provided, however, that Parent shall not be required to modify any of the terms of the Merger in order to cause the California Commissioner to approve the fairness of such terms and conditions. The Company shall provide and include in the Information Statement such information relating to the Company as may be required pursuant to the rules of the California Commissioner. The Information Statement shall include the recommendation of the board of directors of the Company in favor of the Merger.

          (b)  Unless the transaction is exempt from registration under 3(a)(10) of the Securities Act and a permit shall have been issued on or prior to the Closing under Section 25121 of the California Corporations Code as contemplated in Section 5.2(a) above, Parent shall, at its expense use its best efforts to prepare and file a registration statement as soon as practicable after the

  Closing Date and in any event no later than 45 days following the Closing Date pursuant to the requirements of the Registration Rights Agreement (substantially in the form attached hereto as Exhibit K) (the "Registration Statement") and this Section 5.2. Parent shall use its best efforts to cause such Registration Statement to become effective as soon as practicable thereafter. The date such Registration Statement becomes effective is referred to as the "Registration Effective Date". Parent shall use its best efforts to keep the Registration Statement effective for a period from the Registration Effective Date through the first anniversary of the Registration Effective Date. From and after the Registration Effective Date, Parent will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act.

          (c)  The foregoing notwithstanding, no holder of Company Common Stock or Company Preferred Stock shall, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of ("Prohibited Stock Disposition"), any shares of Parent Common Stock received pursuant to this Agreement or enter into any swap or other arrangement that transfers to any other person, in whole or in part, any of the economic consequences of ownership of such Parent Common Stock except as provided in this Section 5.2(c). Holders of Parent Common Stock may (i) from and after the Closing Date, transfer, sell or otherwise dispose of up to 25% of the total shares of Parent Common Stock to which such holder is entitled (including any Escrow Shares) pursuant to the terms of this Agreement; (ii) from and after the 90th day after the Closing Date, transfer, sell or otherwise dispose of up to 50% of the total shares of Parent Common Stock to which such holder is entitled (including any Escrow Shares) pursuant to the terms of this Agreement; and (iii) from and after the 180th day after the Closing Date hereof, transfer, sell or otherwise dispose of 100% of the total shares of Parent Common Stock to which such holder is entitled (including any Escrow Shares) pursuant to the terms of this Agreement. For clarification purposes, the Escrow Shares shall remain in escrow subject to the terms and conditions and release provisions of this Agreement and the Escrow Agreement. Notwithstanding anything to the contrary contained in this Section 5.2 and the Registration Rights Agreement, transfer by a holder which is (A) a partnership to its partners, limited partners or former partners in accordance with partnership interests, (B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the holder's family member or trust for the benefit of an individual holder shall not be a Prohibited Stock disposition if the transferee has agreed to in writing in form and substance reasonably satisfactory to Parent to be similarly bound by the restrictions on resell set forth in this Section 5.2 and the obligations set forth in the Registration Rights Agreement.

        5.3    Company Stockholder Meeting.    The Company shall take all lawful action to (i) cause a special meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval of the Merger and adoption of this Agreement and (ii) solicit proxies from its stockholders to obtain the Company Requisite Vote for the approval of the Merger and adoption of this Agreement. In lieu of calling and holding the Company Stockholder Meeting, the Company may solicit written consents from its Stockholders in accordance with its certificate of incorporation and bylaws and the applicable requirements of the Delaware General Corporation Law or (to the extent applicable) the CCC, and shall have received the requisite consents from stockholders approving the Merger and adopting this Agreement (the "Stockholder Consent"). The Board of Directors of the Company has recommended approval and adoption of this Agreement and the Merger by the Company's stockholders. Notwithstanding the foregoing provisions of this Section 5.3, regardless of whether the Board of Directors of the Company has withdrawn, amended or modified its recommendation that the Company's stockholders approve and adopt this Agreement, unless this Agreement has been terminated pursuant to the provisions of Section 8.1 or the Company has previously obtained the Stockholder Consent, the Company shall be required to hold the Company Stockholder Meeting. Without limiting the generality or the effect of anything contained in the Voting Agreements being executed and delivered by the Signing Stockholders to Parent contemporaneously with the execution and delivery of this Agreement, each Signing Stockholder shall cause all shares of the capital stock of the Company that are owned, beneficially or of record, by such Signing Stockholder on the record date for the Company Stockholders' Meeting to be voted in favor of the Merger and this Agreement at such meeting or, in the case of action by written consent in lieu of a meeting, each Signing Stockholder shall provide written consents in favor of the Merger and this Agreement.

        5.4    Acquisition Proposals.

          (a)  The Company will not, nor will it authorize or permit any Representative of the Company to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes any Acquisition Proposal or may reasonably be expected to lead to an Acquisition Proposal. The Company shall notify Parent of any Acquisition Proposal (including the material terms and conditions thereof, any subsequent modifications thereto and the identity of the person making it) as promptly as practicable after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto. Immediately after the execution and delivery of this Agreement, the Company will, and will use its commercially reasonable efforts to cause its affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal. "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (b)  The Board of Directors of the Company will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or MergerSub, its approval or recommendation of this Agreement or the Merger. Nothing contained in this Section 5.4(b) shall prohibit the Company from making any disclosure to the Company's stockholders that, in the good faith reasonable judgment of the Board of Directors of the Company, after consultation with legal counsel, is required under applicable law; provided, however, that the Company may not withdraw or modify, or propose to withdraw or modify, its position in respect of the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Nothing in this Section 5.4(b) shall (i) permit the Company to terminate this Agreement (except as provided in Section 8.1) or (ii) affect any other obligation of the Company under this Agreement.

        5.5    Notice of Developments.    From the date hereof to the Closing, the Company shall notify Parent and MergerSub of any changes or developments in respect of the business, operations or prospects of the Company that has had, or could reasonably be expected to have a Material Adverse Effect on the Company.

        5.6    Public Announcements.    During the Pre-Closing Period, each of Parent, MergerSub and the Company will consult with one another before issuing any press release or otherwise making any public statement in respect of the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq, as determined by Parent, MergerSub or the Company, as the case may be. If any party proposes to make such disclosure, it will first notify the other parties in writing and the parties will use their best efforts to reach agreement on the form and substance of the disclosure to be made. Notwithstanding the foregoing, each party may seek advice of its counsel, accountants and other advisors with respect hereto. The obligations of this Section 5.6 shall remain in effect for a period of six (6) months following the termination of this Agreement.

        5.7    Notice of Breach.    During the Pre-Closing Period, each party hereto shall, promptly upon becoming aware thereof, give detailed written notice to the other parties hereto of the occurrence of, or the impending or threatened occurrence of, any event that would cause or constitute a breach, of any of such party's covenants, agreements, representations or warranties contained or referred to herein or in any document delivered in accordance with the terms hereof.

        5.8    Continuation of Insurance Coverage.    From the date hereof to the Closing, the Company shall keep in full force and effect insurance coverage for the Company and its assets and operations comparable in amount and scope to the coverage now maintained covering the Company and its assets and operations.

        5.9    Updating Schedules.    During the Pre-Closing Period, the Company shall disclose to Parent and MergerSub any material variances from the representations and warranties contained in Section 2 promptly upon discovery thereof. The Company shall promptly provide Parent and MergerSub with any supplemental information regarding such disclosure that is reasonably requested. Such supplements, however, shall not be given effect in determining whether Parent and MergerSub will be entitled to seek recovery under the indemnity provisions of Section 9 for any breach of the representations and warranties contained in Section 2 related to or arising from such matters so disclosed.

        5.10    Third Party Consents.    The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all Consents (including, without limitation, such as are listed on Schedule 2.4 necessary to the consummation of the transactions contemplated hereby (the "Company Consents") and will provide to Parent and MergerSub copies of each such Company Consent promptly after it is obtained. Parent and MergerSub shall cooperate fully with the Company in connection with the obtaining of the Company Consents; provided, however, that Parent and MergerSub shall not be required to pay any additional sums to secure such Company Consents. Notwithstanding the foregoing, Parent shall enter into such agreements and documents and take all such actions as are reasonably necessary to evidence Parent's assumption ("Assumption Agreements") of Company's obligations under that certain Loan and Security Agreement with Venture Lending and Leasing II, Inc. and the Lease Agreement with Pruneyard Associates LLC with respect to Company's principal office, and as may be requested by such parties in connection with the transactions contemplated hereby and provided that such Assumption Agreements shall be of no force and effect in the event that this Agreement is terminated prior to Closing in accordance with Section 8 hereof.

        5.11    Confidentiality.    The Company agrees that, from and after the date hereof, and Parent and MergerSub agree that, during the Pre-Closing Period or, in the event of a termination pursuant to Section 8, from and after the date of such termination, neither the Company, Parent, MergerSub nor any of their affiliates will, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than authorized Representatives of the Company, Parent or MergerSub, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the use by the Company, Parent or MergerSub of any Confidential Information in connection with its analysis or evaluation of the proposed Merger. The parties hereto shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the disclosing party shall, to the extent reasonably practicable, provide the non-disclosing party with prompt written notice of such requirement prior to making any disclosure so that the non-disclosing party may seek an appropriate protective order. Upon the termination of this Agreement pursuant to Section 8 herein, each party hereto shall promptly return or, at the request of the other party, destroy all documents and copies of, and all work papers containing, confidential information received from the other parties hereto. For purposes of this Section 5.11, "Confidential Information" means (i) in the case of the Company, any confidential information in respect of the conduct or details of the business of Parent or MergerSub, and (ii) in respect of Parent or MergerSub, any confidential information in respect of the conduct or details of the business of the Company, in each case including, without limitation, methods of operation, customers and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term "Confidential Information" does not include, and there shall be no obligation hereunder in respect of, information that (i) at the time of disclosure, is in the public domain through no act or failure to act by either party, (ii) a party had in such party's possession prior to the time of disclosure and received without any obligation of confidentiality, (iii) is rightfully and lawfully disclosed to a party with no obligation of confidentiality by a third party who did not acquire such information from either party, and (iv) is or was independently developed by a party having no knowledge of the information disclosed pursuant to this Agreement.

        5.12    Reorganization Treatment.    Each of Parent and the Company shall execute and deliver to the other a certificate in form reasonably acceptable to the other party setting forth factual representations and covenants relating to the reorganization treatment within the meaning of Section 368(a) of the Code. Prior to the Effective Time, none of the Company, Parent or MergerSub shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the representations in such tax certificates.

        5.13    Company Options.    Prior to the Closing Date, the vesting of all Company Options shall be accelerated pursuant to the terms of the Company Option Plan, and all Company Options outstanding and not exercised by the Closing Date, shall be cancelled, expired or otherwise terminated at the Closing Date in accordance with the Company Option Plan. Any other options issued outside the Company Option Plan (the "Other Options") that are outstanding and not exercised by the Closing Date, shall be cancelled, expired or otherwise terminated at the Closing Date.

        5.14    Listing of Parent Common Stock.    Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the Nasdaq on or prior to the Closing Date, and will pay all necessary filing fees in connection therewith.

        5.15    FIRPTA.    Company shall, at or prior to the Closing Date provide Parent with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") FIRPTA Notification Letter which states that shares of Company Capital Stock do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(4). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Company shall provide to Parent a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the IRS on behalf of Company upon the Closing of the Merger.

        5.16    Best Efforts.    During the Pre-Closing Period, (a) the Company and the Signing Stockholders shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and MergerSub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

        5.17    Employee Nondisclosure and Development Agreement.    At or prior to the Closing, the Company shall use its reasonable best efforts to cause each of its current employees that has been offered and has accepted employment with Parent to execute and deliver to the Parent an Employee Nondisclosure and Development Agreement substantially in the form of Exhibit H; provided, however, that Company shall not be required to pay any amounts to any such employees to achieve the foregoing.

        5.18    Termination of Investor Rights Agreements.    Prior to the Closing, the Company and the Signing Stockholders who are parties to that certain Amended and Restated Investor Rights Agreement, dated October 19, 2000 (the "IRA") shall enter into an agreement (conditioned and effective upon the Closing), terminating all of Investor's (as defined therein) rights under the IRA.

        5.19    Warrants.    With respect to each warrant to purchase capital stock of the Company and which, by its terms, does not expire, cancel or otherwise terminate as a result of the Merger and which survives the Closing (the "Outstanding Warrants") the Company shall use all commercially reasonable efforts to cause all such Outstanding Warrants to be (i) modified or amended such that the Outstanding Warrants expire, cancel or otherwise terminate conditioned and effective on the Closing; (ii)  exercised in full prior to the Closing; or (iii) such arrangements shall otherwise be made to account for and to provide out of the Aggregate Merger Consideration for any Outstanding Warrants.

        5.20    Indemnification of Directors and Officers of the Company.    Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provision and any exculpation provision set forth in the Company's certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability substantially similar to those set forth in the Company's certificate of incorporation and bylaws on the date of this Agreement, and during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Person who was an officer or director of the Company at or prior to the Effective Time.

        5.21    Termination of 401(k) Plan.    Unless Parent shall designate otherwise prior to the Closing, the Company shall terminate its existing 401(k) plan prior to the Closing in accordance with its terms and applicable law.

        5.22    Pre-Closing Funding of Company's Operations by Parent.    Pursuant to the terms of the letter agreement entered into by Parent and Company concurrent with the execution of this Agreement, a copy of which is attached hereto as Exhibit G, Parent shall provide Company with up to $500,000 to fund the Company's and its Subsidiaries' operation during the Pre-Close Period.

        5.23    Directors and Officers.    The Directors and Officers of the Company, immediately before the Closing, shall resign effective as of the Closing.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERSUB

        The obligations of Parent and MergerSub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by Parent), at or prior to the Closing, of each of the following conditions:

        6.1    Accuracy of Representations.    The representations and warranties made by the Company in this Agreement, taken as a whole, shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any update to the Schedules); provided, however, that the representations and warranties made by the Company shall be deemed to be accurate in all material respects for the purpose of this Section 6, if any inaccuracy or inaccuracies, taken as a whole, does not have or would not reasonably be expected to have a Material Adverse Effect on the Company.

        6.2    Performance of Covenants.    All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, except where failure to comply or perform such covenants and obligations does not have or would not reasonably be expected to have a Material Adverse Effect on the Company.

        6.3    Stockholder Approval.    The principal terms of the Merger shall have been duly approved by the affirmative vote or consent of at least (a) 90% of the shares of Company Common Stock entitled to vote with respect thereto, and (b) 90% of the shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a class, entitled to vote with respect thereto.

        6.4    Consents.    All Company Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement as set forth in Schedule 6.4 shall have been obtained and shall be in full force and effect.

        6.5    Agreements and Documents.    Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a)  a Registration Rights Agreement substantially in the form of Exhibit K hereto, executed by the stockholders of the Company holding at least 90% of the outstanding shares of Company Capital Stock immediately prior to the Closing;

          (b)  an Escrow Agreement substantially in the form of Exhibit E hereto, executed by the Escrow Agent and the Stockholders' Agent; and

          (c)  a Release, Waiver and Termination of Rights and Agreements substantially in the form of Exhibit J, executed by the stockholders of the Company holding at least 90% of the outstanding shares of Company Capital Stock immediately prior to the Closing.

          (d)  The Liu Note shall be cancelled, converted or otherwise no longer outstanding, and evidence reasonably satisfactory thereto, shall have been delivered to Parent.

          (e)  Employment offer letters, substantially in the form of Exhibit K, shall be executed by the individuals listed on Exhibit L.

        6.6    FIRPTA Compliance.    The Company shall have complied with the provisions of Section 5.15.

        6.7    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        6.8    No Legal Proceedings.    No Person shall have commenced or threatened to commence any Legal Proceeding (a) challenging or seeking the recovery of a material amount of damages in connection with the Merger, (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation, unless such Legal Proceeding does not have or would not reasonably be expected to have a Material Adverse Effect on the Company.

        6.9    Securities Act Exemption.    The issuance of Parent Common Stock to the Merger Stockholders shall be exempt from registration under the Securities Act pursuant to Section 3(a)(10), Section 4(2) or Rule 506 of Regulation D under the Securities Act.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

        The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

        7.1    Accuracy of Representations.    The representations and warranties made by the Parent in this Agreement, taken as a whole, shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any update to any Schedules provided by Parent); provided, however, that the representations and warranties made by the Company shall be deemed to be accurate in all material respects for the purpose of this Section 7, if any inaccuracy or inaccuracies, taken as a whole, does not have or would not reasonably be expected to have a Material Adverse Effect on Parent.

        7.2    Performance of Covenants.    All of the covenants and obligations that Parent and MergerSub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        7.3    Stockholder Approval.    The Merger and this Agreement shall have been duly approved by the stockholders of the Company by the requisite vote under applicable law and the Company's certificate of incorporation.

        7.4    Agreements and Documents.    The Company shall have received the following documents.

          (a)  a Registration Rights Agreement substantially in the form of Exhibit I hereto, executed by Parent;

          (b)  an Escrow Agreement in the form of Exhibit E hereto, executed by Parent;

          (c)  Assumption Agreements as referenced in Section 5.10, executed by Parent; and

          (d)  a certificate executed by Parent and Merger Sub containing the representation and warranty of the Parent and Merger Sub that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied.

        7.5    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

        7.6    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8. TERMINATION

        8.1    Termination Events.    This Agreement may be terminated prior to the Closing:

          (a)  by Parent if the satisfaction of any condition set forth in Section 6 has not occurred by January 31, 2002 (other than as a result of any failure on the part of Parent or MergerSub to comply with or perform any covenant or obligation of Parent or MergerSub set forth in this Agreement);

          (b)  by the Company if the Closing has not taken place on or before January 15, 2002 (other than as a result of the failure on the part of the Company or any of the Signing Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

          (c)  by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d)  by the mutual consent of Parent and the Company.

        8.2    Termination Procedures.    If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

        8.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) both the Company and the Parent shall, in all events, remain bound by and continue to be subject to Section 5.6

SECTION 9. INDEMNIFICATION, ETC.

        9.1    Survival of Representations, Etc.

          (a)  The representations and warranties made by the Company (including the representations and warranties set forth in Section 2) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Stockholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and MergerSub shall terminate and expire as of the Effective Time, and any liability of Parent or MergerSub with respect to such representations and warranties shall thereupon cease.

          (b)  Knowledge of Breach. For purposes of this Section 9, Company shall not be deemed to have breached any representation or warranty if Parent or MergerSub had, on or prior to the Closing Date, any knowledge of the breach of, or of any facts or circumstances constituting a breach of such representation or warranty (other than knowledge arising out of any update or supplement to the Disclosure Schedule provided by Company to Parent pursuant to Section 5.9) and failed to notify the Company promptly and prior to the Closing Date of such breach or such facts or circumstances constituting a breach.

        9.2    Indemnification.

          (a)  From and after the Closing Date (but subject to Section 9.1(a), 9.2(b), 9.3 and the other limitations set forth in this Section 9), the stockholders of the Company who shall have received, or shall be entitled to receive, Parent Common Stock pursuant to Section 1.5 of this Agreement (the "Indemnitors"), severally (and not jointly) and in proportion to their original contributions to the Escrow Fund, shall hold harmless and indemnify each of the Indemnitees from and against, and the Escrow Shares shall be available to compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 (as modified by the Disclosure Schedule) but without giving effect to any update to the Disclosure Schedule delivered by the Company to Parent after the date of this Agreement and prior to the Closing); (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9); provided, however, that, except as set forth in Section 9.3 with respect to claims based upon fraud, the aggregate amount for which the Indemnitors are required to indemnify the Indemnitees pursuant to this Section 9.2 will not exceed the Escrow Shares held in the Escrow Fund.

          (b)  Deductible. The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Damages that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $200,000 in the aggregate. If the total amount of such Damages exceeds $200,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $200,000.

        9.3    Exclusive Remedy.    With the exception of claims based upon fraud, from and after the Closing, recourse of Parent to the Escrow Shares pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of Parent and the other Indemnitees for monetary damages under the indemnification provisions contained in, and for any breach of, this Agreement (it being understood that nothing in this Section 9.3 or elsewhere in this Agreement shall effect Parent's rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing). With the exception of claims based on fraud, no former stockholder, optionholder, warrantholder, officer, director, employee or agent of the Company shall have any personal liability to Parent after the Closing in connection with the Merger.

        9.4    No Contribution.    No stockholders of the Company shall have any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.

        9.5    Defense of Third Party Claims.    In the event Parent or the Surviving Corporation receives written notice of a third-party claim (a "Third Party Claim") that Parent reasonably expects may result in a demand against the Escrow Shares, Parent shall provide the Stockholders' Agent with reasonably prompt written notice thereof. The Stockholders' Agent, as representative for the stockholders of the

Company, shall have the right to participate in or, by giving written notice to Parent, to assume the defense of any Third Party Claim at the expense of the Escrow Shares and by counsel selected by the Stockholders' Agent (which counsel must be reasonably satisfactory to Parent), and Parent will cooperate in good faith (and shall be permitted to participate at Parent's expense) in such defense; provided, however, that the Stockholders' Agent shall not be entitled to assume control of the defense of any Third Party Claim that (i) could reasonably be expected to have any material adverse impact on the ongoing operations or goodwill of the Surviving Corporation or Parent or (ii) could reasonably be expected to result in Damages in excess of the Escrow Shares. Parent shall not settle any Third Party Claim without the consent of the Stockholders' Agent, which consent will not be unreasonably conditioned, delayed or withheld. The Stockholders' Agent shall not settle any Third Party Claim without the consent of Parent, which consent will not be unreasonably conditioned, delayed or withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under any provision of this Section 9 to the amount of any claim by Parent against the Escrow with respect to the amount of Damages incurred by Parent in such settlement as consented to by the Stockholders' Agent.

        9.6    Exercise of Remedies by Indemnitees Other Than Parent.    No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10. MISCELLANEOUS PROVISIONS

        10.1    Stockholders' Agent.    By virtue of their approval of the Merger and this Agreement, the Merger Stockholders shall have approved, among other matters, the indemnification and escrow terms set forth in Section 9 and shall irrevocably appoint a committee consisting of a designee of VantagePoint Venture Partners (initially to be Melissa Crane), Gordon Campbell and Jaff Lin (the "Stockholders' Agent Subcommittee") as their agent for purposes of Section 9 and Section 10.3 (the "Stockholders' Agent") to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock, cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution pursuant to Section 3 of the Escrow Agreement and comply with orders of courts and awards of arbitrators with respect to indemnification claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing, including, without limitation, entering into the Escrow Agreement and carrying out all such actions set forth thereunder. Each of the members of the Stockholders' Agent Subcommittee accept their appointment to the Stockholders' Agent Subcommittee and collectively accept appointment as the Stockholders' Agent. Any action, authorization, resolution or other matter approved, made or taken by at least two of the three members of the Stockholders' Agent Subcommittee, shall be deemed for all purposes hereunder and pursuant to the Escrow Agreement to be an action taken by the Stockholders' Agent and all references herein to the "Stockholders' Agent" shall be the action taken by the Stockholders' Agent Subcommittee in accordance hereof. Parent shall be entitled to deal exclusively with the Stockholders' Agent on all matters relating to Section 9 and Section 10.3, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Stockholders' Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Stockholders' Agent, as fully binding upon such Indemnitor. If any member of Stockholders' Agent Subcommittee shall die, become disabled or otherwise be unable to fulfill his or her responsibilities as agent of the Indemnitors, then the Indemnitors shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become a member of "Stockholders' Agent Subcommittee" for purposes of Section 9 and this

Section 10.1. If for any reason there is no Stockholders' Agent at any time, all references herein to the Stockholders' Agent shall be deemed to refer to the Indemnitors. The Stockholders' Agent shall not be responsible for any act done or omitted thereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Merger Stockholders shall jointly and severally indemnify each of the members of the Stockholders' Agent Subcommittee and hold each of the members of the Stockholders' Agent Subcommittee harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholders' Agent Subcommittee and Stockholders' Agent and arising out of or in connection with the acceptance or administration of the Stockholders' Agent Subcommittee's and Stockholders' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Stockholders' Agent Subcommittee and Stockholders' Agent. By virtue of their approval of the Merger and this Agreement, the Merger Stockholders hereby agree to pay (i) the reasonable fees of the Stockholders' Agent Subcommittee and Stockholders' Agent relating to their services performed in such capacity, and (ii) all reasonable costs and expenses, including those of any legal counsel or other professional retained by the Stockholders' Agent, in connection with the acceptance and administration of their duties hereunder. Subject to the prior right of Parent to make claims for Damages, the Stockholders' Agent shall have the right to recover from the Escrow Fund prior to any distribution to the Merger Stockholders, any reasonable fees, costs and expenses, including those of any legal counsel or other professional retained by the Stockholders' Agent, in connection with the performance, acceptance and administration of the Stockholders' Agent's duties hereunder.

        10.2    Further Assurances.    Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

        10.3    Fees and Expenses.    The fees, costs and expenses (including, without limitation, legal, accounting and investment banking fees incurred by the Company) that have been incurred or that are incurred by the Company in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Costs"), may be paid by the Company at or prior to Closing. To the extent that any Transaction Costs remain outstanding as of Closing ("Excess Transaction Costs"), Parent shall pay all such Excess Transaction Costs at the Closing. Company shall at the Closing prepare and deliver to Parent a schedule setting forth the amount of any such Excess Transaction Costs and the identity and payment instruction with respect to any Persons that the Excess Transaction Costs are owed to.

        10.4    Attorneys' Fees.    If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        10.5    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

Parent:	Pixelworks, Inc. 7700 SW Mohawk Street Tualatin, OR 97062 Facsimile No.: (503) 612-6713 Attention: Chief Financial Officer
with a copy to:	Ater Wynne LLP 222 SW Columbia, Suite 1800 Portland, OR 97201 Facsimile No: (503) 226-0079 Attention: William C. Campbell Gordon O. Jesperson
The Company:	nDSP Delaware, Inc. 1901 South Bascom Ave., Suite 700 Campbell, CA 95008-2209 Facsimile No.: (408) 626-1641 Attention: John Beck, CFO
with a copy to:	Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Facsimile No.: (650) 849-7400 Attention: Robert J. Brigham Frank F. Rahmani

The Escrow Agent:
State Street Bank and Trust Company of California, N.A.
633 West 5th Street, 12th Floor
Los Angeles, CA 90071
Attn: Corporate Trust Administration
                  [Eagle-Nighthawk] 2001 escrow
Facsimile: (213) 362-7357
with a copy to:	Shipman & Goodwin LLP One American Row Hartford, CT 06103-2819 Facsimile: (860) 251-5999 Attention: Daniel P. Brown, Jr.
Stockholders' Agent:	Melissa Crane VantagePoint Venture Partners 1001 Bayhill Drive, Suite 100 San Bruno, CA 94066 Facsimile: (650) 869-6078
Gordon Campbell Techfarm 200 W. Evelyn Avenue, Suite 100 Mountain View, CA 94041 Facsimile: (650) 934-0910
Jaff Lin Maton Venture 16615 Lark Avenue, Suite 108 Los Gatos, CA 95032 Facsimile: (408) 358-8275

        10.6    Time of the Essence.    For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

        10.7    Headings.    The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        10.8    Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        10.9    Governing Law.    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

        10.10    Successors and Assigns.    This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; MergerSub; the other Indemnitees; and the respective successors and assigns, if any, of the foregoing. MergerSub may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

        10.11    Remedies Cumulative; Specific Performance.    The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

        10.12    Waiver.    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.13    Amendments.    This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

        10.14    Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        10.15    Parties in Interest.    Except for the provisions of Sections 1.5 and 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

        10.16    Entire Agreement.    This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        10.17    Waiver of Jury Trial.    Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

        10.18    Construction.

          (a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)  Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[SIGNATURE PAGES FOLLOW]

        The parties hereto have caused this Agreement to be executed and delivered as of the day and year first written above.

PIXELWORKS, INC., an Oregon corporation
By:	Allen Alley President and Chief Executive Officer
NIGHTHAWK ACQUISITION CORP., a Delaware corporation
By:	Allen Alley President
NDSP DELAWARE, INC., a Delaware corporation
By:
Name:
Title:

[Signature Pages—Agreement and Plan of Merger and Reorganization]

DESIGNATED STOCKHOLDER:
By:
Name:
Entity:	(if applicable)
Title:	(if applicable)
Address:

[Signature Pages—Agreement and Plan of Merger and Reorganization]

EXHIBIT B
CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit B):

        Agreement.    "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Damages.    "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

        Disclosure Schedule.    "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        Exchange Act.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Governmental Authorization.    "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Entity.

        Indemnitees.    "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Designated Stockholders shall not be deemed to be "Indemnitees."

        Legal Proceeding.    "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

        Material Adverse Effect.    "Material Adverse Effect" with respect to each party, means any event, circumstance, condition, fact, effect or other matter that has had or could reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of such party.

        Person.    "Person" shall mean any individual, Entity or Governmental Entity.

        The phrase "to the knowledge of the Company" means actual knowledge of directors and officers of the Company and any knowledge reasonably imputed to Ven Lee, Bob Zhang or John Beck ("Executive Officers") by virtue of such information existing in the Company's records.

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
EXHIBIT B CERTAIN DEFINITIONS